EXHIBIT 10.1

Execution Version

Deutsche bank securities inc. deutsche bank AG New york branch 60 Wall Street New York, New York 10005	BNP PARIBAS 787 Seventh Avenue New York, New York 10019	MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, New York 10020	MUFG BANK, LTD. 1221 Avenue of the Americas New York, New York 10020
CITIZENS BANK, N.A. 28 State Street Boston, Massachusetts 02109	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013
MORGAN STANLEY SENIOR FUNDING, INC. 1585 Avenue of the Americas New York, New York 10036	ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281	BARCLAYS BANK PLC 745 Seventh Avenue New York, New York 10019
ING CAPITAL LLC 1133 Avenue of the Americas New York, New York 10019	CREDIT SUISSE AG, NEW YORK BRANCH Eleven Madison Avenue New York, New York 10010

CONFIDENTIAL

September 15, 2022

Prime Security Services Borrower, LLC
The ADT Security Corporation

1501 Yamato Road

Boca Raton, Florida 33431

$600 million Senior Secured First Lien Term A Loan Facility

Commitment Letter

Ladies and Gentlemen:

Prime Security Services Borrower, LLC, a Delaware limited liability company (the “Borrower”), and The ADT Security Corporation, a Delaware corporation and a wholly-owned subsidiary of the Borrower (“ADTSC”, and in its capacity as a co-borrower with respect to the Term A Loan Facility (as defined below), the “Co-Borrower”, and together with the Borrower, the “Borrowers” or “you”), have advised Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY”), BNP Paribas (“BNP”), Mizuho Bank, Ltd. (“Mizuho”), MUFG Bank, Ltd. (“MUFG”), Citizens Bank, N.A. (“Citizens”), Citi (as defined below), Morgan Stanley Senior Funding, Inc. (“MSSF”), Royal Bank of Canada (“RBC”), Barclays Bank PLC (“Barclays”), ING Capital LLC (“ING”) and Credit Suisse AG, New York Branch (“CS” and, together with DBSI, DBNY, BNP, Mizuho, MUFG, Citizens, Citi, MSSF, RBC, Barclays and ING, the “Banks”) that you will obtain a senior secured first lien term loan A facility in an aggregate principal amount of up to $600 million (the “Term A Loan Facility” and the loans provided thereunder, the “Term A Loans”) pursuant to a term loan credit agreement (the “Credit Agreement”), the form of which is attached hereto as Exhibit A. For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc. and/or any of its affiliates as it shall determine to be appropriate to provide the services contemplated herein.

Capitalized terms used but not defined herein have the meaning assigned to such terms in the form of Credit Agreement attached hereto as Exhibit A.

1.             Commitments.

In connection with the foregoing, (a)(i) DBNY is pleased to advise you of its several, but not joint, commitment to provide 16.67% of the principal amount of the Term A Loan Facility, (ii) BNP is pleased to advise you of its several, but not joint, commitment to provide 12.71% of the principal amount of the Term A Loan Facility, (iii) Mizuho is pleased to advise you of its several, but not joint, commitment to provide 12.71% of the principal amount of the Term A Loan Facility, (iv) MUFG is pleased to advise you of its several, but not joint, commitment to provide 12.71% of the principal amount of the Term A Loan Facility, (v) Citizens is pleased to advise you of its several, but not joint, commitment to provide 12.50% of the principal amount of the Term A Loan Facility, (vi) Citi is pleased to advise you of its several, but not joint, commitment to provide 10.00% of the principal amount of the Term A Loan Facility, (vii) MSSF is pleased to advise you of its several, but not joint, commitment to provide 8.33% of the principal amount of the Term A Loan Facility, (viii) RBC is pleased to advise you of its several, but not joint, commitment to provide 8.33% of the principal amount of the Term A Loan Facility, (ix) Barclays is pleased to advise you of its several, but not joint, commitment to provide 4.17% of the principal amount of the Term A Loan Facility, (x) ING is pleased to advise you of its several, but not joint, commitment to provide 1.04% of the principal amount of the Term A Loan Facility and (xi) CS is pleased to advise you of its several, but not joint, commitment to provide 0.83% of the principal amount of the Term A Loan Facility and (b) each of DBNY, BNP, Mizuho, MUFG, Citizens, Citi, MSSF, RBC, Barclays, ING and CS is pleased to advise you of its several, but not joint, commitment to enter into the Credit Agreement and provide the Term A Loans thereunder on the Closing Date specified in the Closing Notice (each as defined below), in each case, upon the terms and subject solely to the conditions set forth in Section 6 of this commitment letter (including the exhibits attached hereto, this “Commitment Letter”).

2.             Titles and Roles.

It is agreed that (a) DBSI, BNP, Mizuho, MUFG, Citizens, Citi, MSSF and RBC will each act as a joint bookrunner and a joint lead arranger (together with any additional lead arrangers appointed by the Borrowers, each, in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”) for the Term A Loan Facility and (b) Barclays will act as sole administrative agent and collateral agent for the Term A Loan Facility, in each case, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. You may appoint additional co-agents, co-managers and one or more joint bookrunners and joint lead arrangers reasonably acceptable to the Banks (the “Additional Arrangers” and, together with the Lead Arrangers, each, an “Arranger” and collectively, the “Arrangers” and, together with the Banks and their respective affiliates, the “Financial Institutions”, “we” or “us”). We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles. You agree that DBSI will have “left” placement in any and all marketing materials or other documentation used in connection with the Term A Loan Facility and the role and responsibilities customarily associated with such placement. You and we further agree that no other titles will be awarded (other than that expressly contemplated by this Commitment Letter and the Fee Letter (as defined below)) in connection with the Term A Loan Facility unless you and we shall so agree.

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3.             [Reserved].

4.             Information.

You hereby represent that (a) all written factual information (other than forward looking information and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us by you or any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the forward looking information that has been or will be made available to us by you or any of your representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such forward looking information is made available to us; it being understood by the Banks that such forward looking information is as to future events and is not to be viewed as facts, such forward looking information is subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such forward looking information may differ significantly from the projected results, such difference may be material and that no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information so that such representations will be correct in all material respects under those circumstances; provided that the obligations to supplement the Information under this sentence shall not in any event terminate prior to the Closing Date. In arranging the Term A Loan Facility, the Arrangers, and in committing to the Term A Loan Facility, the Banks, will be entitled to use and rely on the Information and the projections without responsibility for independent verification thereof and will not be responsible for the accuracy or the completeness of the Information and the projections.

5.             Fees.

As consideration for the Banks’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay to us the fees set forth in the fee letter dated the date hereof and delivered herewith with respect to the Term A Loan Facility (the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.

6.             Conditions Precedent.

The Banks’ obligations to execute the Credit Agreement and make Term A Loans to the Borrowers thereunder on the Closing Date, and our agreements to perform the services described herein, are subject solely to (x) the delivery of written notice by the Borrowers to the Administrative Agent, in the form attached hereto as Exhibit B (the “Closing Notice”), requesting that the Banks execute the Credit Agreement and deliver a signed counterpart thereof to the Administrative Agent on the date that is specified in such Closing Notice (which date will be no earlier than the date that is three Business Days after the delivery of such Closing Notice (or such shorter period that the Banks may agree in their reasonable discretion)) (the date of the execution of the Credit Agreement and the funding of the Term A Loans thereunder, the “Closing Date”) and (y) the satisfaction (or waiver by the Banks) of the conditions set forth in Section 4.02 of the Credit Agreement. There shall be no conditions to execution of the Credit

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Agreement, the provision of commitments or the funding of the Term A Loans under the Credit Agreement other than those expressly referred to in this Section 6.

7.             Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Financial Institution and their respective affiliates and their respective officers, directors, partners, employees, controlling persons, members, advisors, agents and other representatives and their respective successors and permitted assigns (each, in such capacity, an “Indemnified Person”) in accordance with the indemnity obligations of the Borrowers set forth in Section 9.05 of the form of Credit Agreement attached hereto as Exhibit A as if it were duly executed and in full force and effect on the date hereof and each such Indemnified Person were an “Arranger” or “Lender” thereunder, which shall extend to this Commitment Letter, the Fee Letter, the transactions contemplated hereby, the Term A Loan Facility, the use or intended use of the proceeds of the Term A Loan Facility and the preparation, negotiation, execution and delivery of the Credit Agreement and (b) whether or not the Closing Date occurs, to reimburse the Financial Institutions from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld or delayed), travel expenses and fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Agents and the Arrangers, and of a single firm of local counsel to the Arrangers in each appropriate jurisdiction retained with your prior written consent (such consent not to be unreasonably withheld or delayed) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)), in each case, incurred in connection with the Term A Loan Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter and the definitive documentation for the Term A Loan Facility and any ancillary documents or security arrangement in connection therewith. All payments under this Commitment Letter shall be made free and clear of any set-off, claims or withholding or other applicable taxes and shall be made in U.S. Dollars in New York.

8.             Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that we or our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you or any of your representatives by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to such other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) each Financial Institution will act as an independent contractor and no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each Financial Institution is acting solely as a principal and not as an agent of yours hereunder and the Financial Institutions, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that

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we are engaged in a broad range of transactions that may involve interests that differ from your interests and that we do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive and agree not to assert, to the fullest extent permitted by law, any claims you may have arising out of or in connection with the transactions contemplated by this Commitment Letter against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that each Arranger or its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any such Arranger or its affiliates may provide investment banking and other financial services to, and/or any Financial Institution may acquire, hold or sell, for our own accounts and, in the case of any Arranger or its affiliates, the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Financial Institution, or any customer of any Arranger or its affiliates, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. The agreements of the Arrangers hereunder are made solely for the benefit of the Borrowers and may not be relied upon or enforced by any other person.

You further acknowledge and agree that no Arranger is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and no Arranger shall have any responsibility or liability to you with respect thereto.

9.             Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (not to be unreasonably withheld) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly provided for herein), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly provided for herein). Unless you otherwise agree in writing, each Bank shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term A Loan Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, our commitments as a Bank) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 12, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

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This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. References herein to sections of the Credit Agreement shall refer to such sections of the form of Credit Agreement attached hereto as Exhibit A. The words “execution,” “signed,” “signature” and words of like import in this Commitment Letter relating to the execution and delivery of this Commitment Letter shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

You acknowledge that information and documents relating to the Term A Loan Facility may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that no Indemnified Person or any of its Related Parties shall be liable for any damages arising from the use by others of information or documents transmitted in such manner except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Parties. We may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrowers and their affiliates (or any of them), and the amount, type and Closing Date, all at the expense of the applicable Financial Institution. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Term A Loan Facility. THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

10.           Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall

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be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

11.           Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.           Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, by you to any other person except (a) to the Fund, to Fund Affiliates and to your, your parent companies’, the Fund’s and the Fund Affiliates’ respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter on a confidential basis or (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental, judicial and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law); provided, that (x) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (i) in any syndication or other marketing materials, prospectus or other offering memorandum, in each case relating to the Term A Loan Facility or the transactions contemplated hereby, or in any public or regulatory filing (including any required filings with the Securities and Exchange Commission) or to the extent required by the First Lien Credit Agreement, the Second Priority Senior Secured Notes Indenture, or the indentures governing the Existing ADT Roll-Over Notes, the 2024 First Lien Notes, the 2026 First Lien Notes, the 2027 First Lien Notes or the 2029 First Lien Notes, (ii) to any rating agencies, (iii) to potential debt providers in coordination with us to obtain commitments to the Term A Loan Facility from such potential debt providers and (iv) to the extent such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder and (y) you may disclose the aggregate amounts contained in the Fee Letter and estimated expenses as part of any projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the transactions contemplated hereby to the extent customary or required in any marketing materials for the Term A Loan Facility or any other marketing materials or disclosure documents, to the extent customary or required in any public or regulatory filing (including any required filings with the Securities and Exchange Commission) relating to the transactions contemplated hereby, to the extent required under GAAP in any financial statements or related footnote disclosures prepared by the Borrower or any Parent Entity or to the extent required by the First Lien Credit Agreement, the Second Priority Senior Secured Notes Indenture or the indentures governing the Existing ADT Roll-Over Notes, the 2024 First Lien Notes, the 2026 First Lien Notes, the 2027 First Lien Notes or the 2029 First Lien Notes; provided, further that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Closing Date.

We shall use all non-public information received by or on behalf of us and our respective affiliates in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and

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providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information in accordance with the confidentiality obligations of the Agents set forth in Section 9.16 of the form of Credit Agreement attached hereto as Exhibit A, which shall extend to this Commitment Letter, the Term A Loan Facility and the preparation, execution and delivery of the Credit Agreement; provided that for purposes of such Section 9.16, this Commitment Letter shall constitute a “Loan Document” and each Financial Institution shall constitute an “Agent” under the Credit Agreement. For the avoidance of doubt, after the Closing Date, we may disclose the existence of the Term A Loan Facility to market data collectors and similar service providers to the lending industry in connection with the administration and management of the Term A Loan Facility.

13.           Surviving Provisions.

The survival, fee, expenses, indemnification, absence of fiduciary relationship, confidentiality, information, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Banks’ commitments hereunder and our agreements to perform the services described herein; provided, that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality and fees, shall automatically terminate and be superseded by the Credit Agreement upon the effectiveness thereof to the extent covered thereby, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Banks’ commitments with respect to the Term A Loan Facility (or portion thereof pro rata among the Banks) hereunder at any time subject to the preceding sentence. Our confidentiality obligations under this Commitment Letter shall automatically terminate and be superseded by the confidentiality provisions under the Credit Agreement upon the occurrence of the Closing Date and shall in any event automatically terminate upon the second anniversary of the date of this Commitment Letter.

14.           PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each Bank is required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrowers and the Guarantors that will allow such Bank to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Financial Institution and each Bank.

15.           Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on September 15, 2022. The Banks’ commitments hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (i) the Closing Notice is not delivered to the Administrative Agent on or before March 15, 2023 or (ii) the 2023 Notes are redeemed or purchased in full prior to the Closing Date without the use of the Term A Loans, then this Commitment Letter and the

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Banks’ commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the Term A Loan Facility.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Manfred Affenzeller
Name: Manfred Affenzeller
Title: Managing Director

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

[Commitment Letter – Signature Page]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Manfred Affenzeller
Name: Manfred Affenzeller
Title: Managing Director

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

[Commitment Letter – Signature Page]

BARCLAYS BANK PLC

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President

[Commitment Letter – Signature Page]

BNP PARIBAS

By:	/s/ Monica Tilani
Name: Monica Tilani
Title: Director

By:	/s/ Kirk Hoffman
Name: Kirk Hoffman
Title: Managing Director

[Commitment Letter – Signature Page]

MIZUHO BANK, LTD.

By:	/s/ John Davies
Name: John Davies
Title: Authorized Signatory

[Commitment Letter – Signature Page]

MUFG BANK, LTD.

By:	/s/ George Stoecklein
Name: George Stoecklein
Title: Managing Director

[Commitment Letter – Signature Page]

CITIZENS BANK, N.A.

By:	/s/ Michael J. McWalters
Name: Michael J. McWalters
Title: Director

[Commitment Letter – Signature Page]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Bradley Allworth
Name: Bradley Allworth
Title: Director

[Commitment Letter – Signature Page]

ROYAL BANK OF CANADA

By:	/s/ Raja Khanna
Name: Raja Khanna
Title: Authorized Signatory

[Commitment Letter – Signature Page]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Commitment Letter – Signature Page]

ING CAPITAL LLC

By:	/s/ Michael Kim
Name: Michael Kim
Title: Director

By:	/s/ Clifford Beltzer
Name: Clifford Beltzer
Title: Director

[Commitment Letter – Signature Page]

CREDIT SUISSE AG, NEW YORK BRANCH

By:	/s/ Komal Shah
Name: Komal Shah
Title: Authorized Signatory

By:	/s/ Wesley Cronin
Name: Wesley Cronin
Title: Authorized Signatory

[Commitment Letter – Signature Page]

Accepted and agreed to as of the date first above written:

PRIME SECURITY SERVICES BORROWER, LLC

By:	/s/ Deepika Yelamanchi
Name: Deepika Yelamanchi
Title: Vice President and Treasurer

THE ADT SECURITY CORPORATION

By:	/s/ Deepika Yelamanchi
Name: Deepika Yelamanchi
Title: Vice President and Treasurer

[Commitment Letter – Signature Page]

EXHIBIT A

Form of Credit Agreement

[Attached.]

Exhibit A

TERM LOAN CREDIT AGREEMENT

dated as of [__]

among

PRIME SECURITY SERVICES HOLDINGS, LLC,
as Holdings,

PRIME SECURITY SERVICES BORROWER, LLC,

and

THE ADT SECURITY CORPORATION,
as Borrowers,

THE LENDERS PARTY HERETO,

and

BARCLAYS BANK PLC,
as Administrative Agent,

_________________

DEUTSCHE BANK SECURITIES INC.,

BNP PARIBAS,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

CITIZENS BANK, N.A.

CITIBANK, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.

and

ROYAL BANK OF CANADA,

as Joint Lead Arrangers,

_________________

ING CAPITAL LLC

and

CREDIT SUISSE AG, NEW YORK BRANCH,

as Co-Managers

TABLE OF CONTENTS

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Section 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.	123
Section 6.10 Fiscal Year	126
Section 6.11 Financial Covenant	126
ARTICLE VIA Holdings Negative Covenants	126
Article VII Events of Default	127
Section 7.01 Events of Default	127
Section 7.02 Treatment of Certain Payments	129
Section 7.03 Right to Cure	129
Article VIII The Agents	130
Section 8.01 Appointment	130
Section 8.02 Delegation of Duties	131
Section 8.03 Exculpatory Provisions	131
Section 8.04 Reliance by Agents	132
Section 8.05 Notice of Default	132
Section 8.06 Non-Reliance on Agents and Other Lenders	132
Section 8.07 Indemnification	133
Section 8.08 Agent in Its Individual Capacity	133
Section 8.09 Successor Administrative Agent	133
Section 8.10 Arrangers and Co-Managers	134
Section 8.11 Security Documents and Collateral Agent	134
Section 8.12 Right to Realize on Collateral and Enforce Guarantees	135
Section 8.13 Withholding Tax	135
Section 8.14 Certain ERISA Matters.	136
Section 8.15 Erroneous Payments.	137
Article IX Miscellaneous	138
Section 9.01 Notices; Communications	138
Section 9.02 Survival of Agreement	139
Section 9.03 Binding Effect	139
Section 9.04 Successors and Assigns	139
Section 9.05 Expenses; Indemnity	144
Section 9.06 Right of Set-off	145
Section 9.07 Applicable Law	146
Section 9.08 Waivers; Amendment	146
Section 9.09 Interest Rate Limitation	149
Section 9.10 Entire Agreement	149
Section 9.11 WAIVER OF JURY TRIAL	149
Section 9.12 Severability	150
Section 9.13 Counterparts	150
Section 9.14 Headings	150
Section 9.15 Jurisdiction; Consent to Service of Process	150
Section 9.16 Confidentiality	151
Section 9.17 Platform; Borrower Materials	151
Section 9.18 Release of Liens and Guarantees	152

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit G	[Reserved]
Exhibit H	Form of Non-Bank Tax Certificate
Exhibit I	[Reserved]

Schedule 1.01(A)	Certain Excluded Equity Interests
Schedule 1.01(B)	Immaterial Subsidiaries
Schedule 1.01(C)	[Reserved]
Schedule 1.01(D)	Closing Date Unrestricted Subsidiaries
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.05	Financial Statements
Schedule 3.07(c)	Notices of Condemnation
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.21	Insurance
Schedule 3.23	Intellectual Property
Schedule 5.12	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

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TERM LOAN CREDIT AGREEMENT, dated as of [__] (this “Agreement”), among PRIME SECURITY SERVICES HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), PRIME SECURITY SERVICES BORROWER, LLC, a Delaware limited liability company (the “Borrower”), THE ADT SECURITY CORPORATION, a Delaware corporation (“ADTSC”), the LENDERS party hereto from time to time and BARCLAYS BANK PLC, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders.

WHEREAS, the Borrower and the applicable Co-Borrower have requested that the Lenders extend credit as set forth herein;

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower and the applicable Co-Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

Article I

Definitions

Section 1.01      Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2015 Closing Date” shall mean July 1, 2015.

“2015 Transactions” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“2016 Equity Contribution” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“2019 March Transactions” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“2019 September Transactions” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“2023 Notes” shall have the meaning assigned to such term in the definition of “Existing ADT Roll-Over Notes”.

“2024 First Lien Notes” shall mean the $750,000,000 in aggregate principal amount of 5.250% First-Priority Senior Secured Notes due 2024 issued pursuant to that certain Indenture, dated as of April 4, 2019, among the Borrower, as co-issuer, Prime Finance Inc., as co-issuer, the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee.

“2026 First Lien Notes” shall mean, collectively, (i) the $750,000,000 in aggregate principal amount of 5.750% First-Priority Senior Secured Notes due 2026 issued on April 4, 2019 and (ii) the $600,000,000 in aggregate principal amount of 5.750% First-Priority Senior Secured Notes due 2026 issued on September 23, 2019, in each case, issued pursuant to that certain Indenture, dated as of April 4, 2019, among the Borrower, as co-issuer, Prime Finance Inc., as co-issuer, the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee.

“2027 First Lien Notes” shall mean the $1,000,000,000 in aggregate principal amount of 3.375% First-Priority Senior Secured Notes due 2027 issued pursuant to that certain Indenture, dated as of

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August 20, 2020, among the Borrower, as co-issuer, Prime Finance Inc., as co-issuer, the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee.

“2029 First Lien Notes” shall mean the $1,000,000,000 in aggregate principal amount of 4.125% First-Priority Senior Secured Notes due 2029 issued pursuant to that certain Indenture, dated as of July 29, 2021, among ADTSC, as issuer, the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) Adjusted Term SOFR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term SOFR Determination Day” shall have the meaning assigned to such term in the definition of “Term SOFR”.

“Adjusted Term SOFR” shall mean, for any Interest Period, the rate per annum equal to (a) Term SOFR for such Interest Period plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall be less than the Floor, such rate shall be deemed to be the Floor.

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.

“ADT Closing Date” shall mean May 2, 2016.

“ADT Transaction Documents” shall have the meaning assigned to the term “Transaction Documents” in the First Lien Credit Agreement.

“ADT Transactions” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“ADTSC” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

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“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.21(a).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“All-in Yield” shall mean, as to any Loans, the yield thereon payable to all Lenders (or other lenders, as applicable) providing such Loans in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the Borrower, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees and customary consent fees for an amendment paid generally to consenting lenders.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.26.

“Apollo Sponsor” shall have the meaning assigned to such term in the definition of “Sponsors.”

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).

“Applicable Margin” shall mean for any day (i) with respect to any Term A Loan, 2.75% per annum in the case of any SOFR Loan and 1.75% per annum in the case of any ABR Loan; provided, however, that on and after the first Adjustment Date occurring after the delivery of the financial statements and certificates required by Section 5.04 upon the completion of one fiscal quarter of the Borrower after the Closing Date, the “Applicable Margin” with respect to a Term A Loan will be determined pursuant to the Pricing Grid; and (ii) with respect to any Other Term Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto.

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arrangers” shall mean, collectively, Deutsche Bank Securities Inc., BNP Paribas, Mizuho Bank, Ltd., MUFG Bank, Ltd., Citizens Bank, N.A., Citibank, N.A., Morgan Stanley Senior Funding, Inc. and Royal Bank of Canada.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of, any asset or assets of the Borrower or any Subsidiary.

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“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Assignor” shall have the meaning assigned to such term in Section 9.04(i).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Below Threshold Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of the term “Cumulative Credit.”

“Benchmark” shall mean, initially, the Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)      the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(b)      the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for

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determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, if such Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. If the Benchmark Replacement is Daily Simple SOFR plus the related Benchmark Replacement Adjustment, all interest payments will be payable on a quarterly basis.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time. If the Benchmark Replacement is Daily Simple SOFR, the Benchmark Replacement Adjustment shall be 0.10%.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a)     in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)     in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

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(a)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership of the Borrower and any Co-Borrower as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

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“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(a).

“Borrowing” shall mean a group of Loans of a single Type under a single Facility, and made on a single date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of SOFR Loans, $1,000,000 and (b) in the case of ABR Loans, $1,000,000.

“Borrowing Multiple” shall mean (a) in the case of SOFR Loans, $500,000 and (b) in the case of ABR Loans, $250,000.

“Borrowing Request” shall mean a request by the Borrower or any Co-Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C or another form approved by the Administrative Agent.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person (including capitalized customer acquisition costs); provided, however, that, Capital Expenditures for the Borrower and the Subsidiaries shall not include:

(a)     expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests (other than Disqualified Stock) of Holdings or capital contributions to Holdings or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first or second proviso to such clause (a)); provided that (i) this clause (a) shall exclude expenditures made with the proceeds of Permitted Cure Securities, proceeds of Equity Interests referred to in Section 6.01(l), proceeds from sales of Equity Interests financed as contemplated by Section 6.04(e)(iii), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(q), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(c) and any proceeds used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C) and (D) and (ii) such proceeds are not included in any determination of the Cumulative Credit;

(b)     expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b);

(c)     interest capitalized during such period;

(d)     expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary) and for which none of Holdings, the Borrower or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

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(e)     the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f)     the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(g)     Investments in respect of a Permitted Business Acquisition; or

(h)     the purchase of property, plant or equipment made with proceeds from any Asset Sale to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b).

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries, either existing on the 2015 Closing Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries, were required to be characterized as capital lease obligations upon such consideration, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the 2015 Closing Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the 2015 Closing Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the 2015 Transactions, the ADT Transactions, the 2019 March Transactions, the 2019 September Transactions, the Transactions or upon entering into a Permitted Securitization Financing, and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the 2015 Transactions, the ADT Transactions, the 2019 March Transactions, the 2019 September Transactions, the Transactions, or upon entering into a Permitted Securitization Financing or any amendment of this Agreement.

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“Cash Management Agreement” shall mean any agreement to provide to Holdings, the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

A “Change in Control” shall be deemed to occur if:

(a)     any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of the Borrower owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than 50.0% of the ordinary voting power for the election of directors of the Borrower, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of the Borrower; or

(b)     a “Change in Control” (as defined in (i) the First Lien Credit Agreement, (ii) the Second Priority Senior Secured Notes Indenture, (iii) the indentures governing the Existing ADT Roll-Over Notes, (iv) any indenture or credit agreement in respect of Permitted Refinancing Indebtedness with respect to the Indebtedness referenced in subclause (i) through (iii) of this clause (b), in each case, constituting Material Indebtedness or (v) any indenture or credit agreement in respect of any Junior Financing constituting Material Indebtedness) shall have occurred; or

(c)     Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower (other than in connection with or after a Qualified IPO of the Borrower).

Notwithstanding the foregoing, a transaction in which the Borrower or a Parent Entity becomes a subsidiary of another person (such person, the “New Parent”) shall not constitute a Change of Control if (a) the equityholders of the Borrower or such Parent Entity immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the Voting Stock of the Borrower or such Parent Entity immediately following the consummation of such transaction, substantially in proportion to their holdings of the equity of the Borrower or such Parent Entity prior to such transaction or (b) immediately following the consummation of such transaction, no person, other than a Permitted Holder, the New Parent or any subsidiary of the New Parent, beneficially owns, directly or indirectly through one or more intermediaries, more than 50.0% of the voting power of the Voting Stock of the Borrower or the New Parent.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any

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written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law” but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other borrowers of loans under United States of America cash flow term loan credit facilities.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Term A Loans or Other Term Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Term A Loans or Other Term Loans. Other Term Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Term A Loans or from other Other Term Loans shall be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Closing Date” shall mean [__].

“Co-Borrowers” shall mean, (i) ADTSC and (ii) any other Wholly Owned Domestic Subsidiary of the Borrower that becomes a Co-Borrower after the Closing Date; provided that if the Borrower wishes to add a Co-Borrower after the Closing Date, then (i) such Co-Borrower shall be a Wholly Owned Domestic Subsidiary of the Borrower, (ii) if such Co-Borrower is newly acquired or created, such Co-Borrower shall comply with the requirements of Section 5.10 applicable thereto within the time periods provided therein and (iii) the Administrative Agent shall have received a joinder to this Agreement and all documentation and information with respect to such Co-Borrower required by Section 3.25(a) as the Administrative Agent or any Lender shall have reasonably requested.

“Co-Managers” shall mean, collectively, ING Capital LLC and Credit Suisse AG, New York Branch.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” shall mean Barclays Bank PLC, together with its successors and permitted assigns in such capacity.

“Collateral Agreement” shall mean the Collateral Agreement (First Lien) dated as of the 2015 Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, among the Borrower, each Subsidiary Loan Party and the Collateral Agent (as successor to Credit Suisse AG, Cayman Islands Branch in such capacity).

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“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Sections 5.10(d), (e) and (g) and Schedule 5.12):

(a)      on the Closing Date, the Collateral Agent shall have received (i) from the Borrower and the Co-Borrower (w) the documents required to be delivered pursuant to Section 5.19 of the Collateral Agreement in order to secure the Obligations on a pari passu basis on the Collateral with the then-outstanding Secured Obligations (as defined in the Collateral Agreement) and to designate the Obligations as “Other First Lien Obligations” under and as defined in the Collateral Agreement, (x) the documents required to be delivered pursuant to Section 6.17 of the Holdings Guarantee and Pledge Agreement in order to secure the Obligations on a pari passu basis on the Collateral with the then-outstanding Secured Obligations (as defined in the Holdings Guarantee and Pledge Agreement) and to designate the Obligations as “Other First Lien Obligations” under and as defined in the Holdings Guarantee and Pledge Agreement, (y) a joinder to the First Lien/First Lien Intercreditor Agreement designating the Obligations as “Other First Lien Obligations” under and as defined in the First Lien/First Lien Intercreditor Agreement and (z) the documents required to be delivered pursuant to Section 8.22 of the First Lien/Second Lien Intercreditor Agreement to designate the Obligations as “Other First Lien Obligations” under and as defined in the First Lien/Second Lien Intercreditor Agreement and (ii) from each Subsidiary Loan Party, a counterpart of the Subsidiary Guarantee Agreement, in each case duly executed and delivered on behalf of such person;

(b)      on the Closing Date, (i)(x) all outstanding Equity Interests of the Borrower and all other outstanding Equity Interests, in each case, directly owned by the Loan Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer (if any) with respect thereto endorsed in blank; provided that the foregoing requirement in this subsection (b)(ii) shall be deemed satisfied with respect to any certificates, notes or instruments delivered to the Collateral Agent prior to the Closing Date;

(c)      in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Collateral Agreement and the Subsidiary Guarantee Agreement and (ii) supplements to the other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Subsidiary Loan Party;

(d)      after the Closing Date, (x) all outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date and (y) subject to Section 5.10(g), all Equity Interests directly acquired by a Loan Party after the Closing Date, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement, together with stock powers or other instruments of transfer (if any) with respect thereto endorsed in blank;

(e)      except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security

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Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document; provided that the foregoing requirement in this subsection (e) shall be deemed satisfied with respect to any Uniform Commercial Code financing statements and filings with the United States Copyright Office and the United Patent and Trademark Office filed prior to the Closing Date to the extent such financing statements and filings are effective as of the Closing Date to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents;

(f)      [reserved];

(g)      [reserved];

(h)      evidence of the insurance required by the terms of Section 5.02 hereof; provided that the foregoing requirement in this subsection (h) shall be deemed satisfied with respect to any evidence of insurance and certificates and endorsements relating to such insurance delivered to the Collateral Agent on or prior to the Closing Date to the extent such evidence of insurance and certificates and endorsements relating to such insurance relate to insurance in effect on the Closing Date and have not expired or become invalid; and

(i)      after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Collateral Agreement, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Commitments” shall mean, with respect to any Lender, such Lender’s Term Facility Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of “Conduit Lender” and provided that the designating Lender provides such information as the Borrower reasonably requests in order for the Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”),

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timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Indebtedness for borrowed money and Disqualified Stock of the Borrower and the Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i)     any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), any severance, relocation or other restructuring expenses, any expenses related to any New Project or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facility or branch closing costs, rebranding costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facility or branch opening costs, signing, retention or completion bonuses, and expenses or charges related to any offering or repurchase of Equity Interests or debt securities of the Borrower, Holdings or any Parent Entity, any Investment, acquisition, Disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the 2015 Transactions or the ADT Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and Transaction Expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(ii)     any net after-tax income or loss from Disposed of, abandoned, closed or discontinued operations or fixed assets and any net after-tax gain or loss on Disposed of, abandoned, closed or discontinued operations or fixed assets shall be excluded,

(iii)     any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(iv)     any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Agreements or other derivative instruments shall be excluded,

(v)     (A)     the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period

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and (B) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) from any person in excess of, but without duplication of, the amounts included in subclause (A),

(vi)     the cumulative effect of a change in accounting principles during such period shall be excluded,

(vii)     effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii)     any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded,

(ix)     any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x)     accruals and reserves that are required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi)     non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded,

(xii)     any gain, loss, income, expense or charge resulting from the application of any LIFO method shall be excluded,

(xiii)     any non-cash charges for deferred tax asset valuation allowances shall be excluded,

(xiv)     any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedging Agreements for currency exchange risk, shall be excluded,

(xv)     any deductions attributable to minority interests shall be excluded,

(xvi)     (A) the non-cash portion of “straight-line” rent expense shall be excluded, (B) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included, (C) the non-cash amortization of tenant allowances shall be excluded, (D) cash received from landlords for tenant allowances shall be included and (E) to the extent not already included in Net Income, the cash portion of sublease rentals received shall be included (for the avoidance of doubt, the net effect of the adjustments in this clause (xvi) as well as any related adjustments pursuant to clause (vii) above shall be to compute rent expense and rental income on a cash basis for purposes of determining Consolidated Net Income),

(xvii)     (A) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days following the date of such evidence

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(with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and (B) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period),

(xviii)     [reserved], and

(xix)     without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06(b)(v) shall be included as though such amounts had been paid as income taxes directly by such person for such period.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and the consolidated Subsidiaries without giving effect to any impairment or amortization of the amount of intangible assets since the ADT Closing Date, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(e), 5.04(a) or 5.04(b), as applicable, calculated on a Pro Forma Basis after giving effect to any acquisition or Disposition of a person or assets that may have occurred on or after the last day of such fiscal quarter.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Creation Costs” shall mean the costs associated with the marketing, sale, installation and equipping of alarm systems and other security, automation, or related equipment actually incurred in such current period less the related installation revenue recognized in such current period; provided, that such amount shall not in any event be less than $0.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)     the greater of $207,500,000 and 0.075 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus

(b)     the sum of, without duplication, (i) the Cumulative Retained Excess Cash Flow Amount at such time plus (ii) an amount equal to the “Cumulative Retained Excess Cash Flow Amount” as defined in the First Lien Credit Agreement (as of the Closing Date), plus

(c)     the aggregate amount of proceeds received after the ADT Closing Date and prior to such time that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof, except for the operation of clause (x), (y) or (z) of the second proviso thereof (the “Below Threshold Asset Sale Proceeds”), plus

(d)     (i) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash) from the sale of Equity Interests of the Borrower, Holdings or any Parent Entity after the ADT Closing Date and on or prior to such time (including upon exercise of warrants or options), which proceeds have been contributed as common equity to the capital of the Borrower, and (ii) common Equity Interests of

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Holdings, the Borrower or any Parent Entity issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations in right of payment) of the Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit; provided, that this clause (d) shall exclude Permitted Cure Securities, sales of Equity Interests financed as contemplated by Section 6.04(e) or used as described in clause (ix) of the definition of “EBITDA” and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b), plus

(e)     100% of the aggregate amount of contributions as common equity to the capital of the Borrower received in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash) after the ADT Closing Date (subject to the same exclusions as are applicable to clause (d) above); plus

(f)     100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Subsidiary thereof issued after the ADT Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in the Borrower, Holdings or any Parent Entity, plus

(g)     100% of the aggregate amount received by the Borrower or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary) after the ADT Closing Date from:

(A)     the sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent not increasing any other basket under Section 6.04, or

(B)     any dividend or other distribution by an Unrestricted Subsidiary to the extent not increasing any other basket under Section 6.04, plus

(h)     in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings, the Borrower or any Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investments of Holdings, the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) to the extent not increasing any other basket under Section 6.04, plus

(i)     an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j)(Y), minus

(j)     any amounts thereof used to make Investments pursuant to Section 6.04(j)(Y) after the ADT Closing Date prior to such time, minus

(k)     the cumulative amount of Restricted Payments made pursuant to Section 6.06(e) after the ADT Closing Date prior to such time, minus

(l)     any amount thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i)(E) after the ADT Closing Date prior to such time (other

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than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (d) above);

provided, however, (A) for purposes of Section 6.06(e), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clauses (j) and (l) above, (B) the Cumulative Credit shall only be increased pursuant to clause (b) above to the extent that Excess Cash Flow for any Excess Cash Flow Period exceeds the ECF Threshold Amount (or, with respect to any Excess Cash Flow Interim Period, a pro rata portion of such amount), (C) for purposes of Section 6.06(e) and 6.09(b)(i)(E), the calculation of the Cumulative Credit shall not include any amounts from clause (b) of the definition of “Cumulative Retained Excess Cash Flow Amount” and (D) the Cumulative Credit shall not be increased as a result of the 2016 Equity Contribution or the Preferred Securities Contribution.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to:

(a)     the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending on or after the Closing Date and prior to such date, plus

(b)     for each Excess Cash Flow Interim Period ending on or after the Closing Date and prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus

(c)     the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Cure Amount” shall have the meaning assigned to such term in Section 7.03.

“Cure Right” shall have the meaning assigned to such term in Section 7.03.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Permitted Securitization Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Securitization Assets subject to such Permitted Securitization Financing less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the 2015 Transactions, the ADT Transactions, the 2019 March Transactions, the 2019 September Transactions or the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the ADT Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv), (a)(v), and (a)(vii) of the definition of such term.

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“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Fund Affiliate Lender” shall mean entities managed by the Fund or funds advised by its affiliated management companies that are primarily engaged in, or advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Holdings, the Borrower or the Subsidiaries has the right to make any investment decisions.

“Debt Service” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including any state or federal regulatory authority acting in such a capacity, including the Federal Deposit Insurance Corporation or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of (1) an Undisclosed Administration and (2) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Borrower and each Lender.

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“Delaware Divided LLC” shall mean any limited liability company which has been formed upon the consummation of a Delaware LLC Division.

“Delaware Divided LP” shall mean any limited partnership which has been formed upon the consummation of a Delaware LP Division.

“Delaware LLC Division” shall mean the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other Requirement of Law.

“Delaware LP Division” shall mean the statutory division of any limited partnership into two or more limited partnerships pursuant to Section 17-220 of the Delaware Limited Partnership Act or a comparable provision of any other Requirement of Law.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset (including the issuance of Equity Interests by a Subsidiary and the disposition of any property, business or asset to a Delaware Divided LLC or Delaware Divided LP pursuant to a Delaware LLC Division or Delaware LP Division, respectively). The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one days after the Latest Maturity Date in effect at the time of issuance thereof (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its

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obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Early 2023 Notes Maturity Test Date” shall have the meaning assigned to such term in the definition of “Term A Facility Maturity Date”.

“Early 2024 First Lien Notes Maturity Test Date” shall have the meaning assigned to such term in the definition of “Term A Facility Maturity Date”.

“Early 2026 First Lien Notes Maturity Test Date” shall have the meaning assigned to such term in the definition of “Term A Facility Maturity Date”.

“Early 2027 First Lien Notes Maturity Test Date” shall have the meaning assigned to such term in the definition of “Term A Facility Maturity Date”.

“Early First Lien 2021 Revolving Facility Maturity Test Date” shall have the meaning assigned to such term in the definition of “Term A Facility Maturity Date”.

“Early First Lien Term B-1 Facility Maturity Test Date” shall have the meaning assigned to such term in the definition of “Term A Facility Maturity Date”.

“Early Specified Refinancing Indebtedness Maturity Test Date” shall have the meaning assigned to such term in the definition of “Term A Facility Maturity Date”.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xiii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i)     provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(ii)     Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period,

(iii)     depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including the amortization of intangible assets, deferred financing fees, Capitalized Software Expenditures and capitalized customer acquisition costs and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv)     business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility or

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branch closure, facility or branch consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges),

(v)     any other non-cash charges; provided, that for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vi)     the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals related to such fees and related expenses) during such period not in contravention of this Agreement,

(vii)     any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, New Project, Disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (w) such fees, expenses or charges related to the First Lien Credit Agreement, the Existing ADT Roll-Over Notes, the 2024 First Lien Notes, the 2026 First Lien Notes, the 2027 First Lien Notes, the 2029 First Lien Notes, the Second Priority Senior Secured Notes and this Agreement, (x) any amendment or other modification of the Obligations or other Indebtedness and (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Securitization Financing,

(viii)     the amount of loss or discount in connection with a Permitted Securitization Financing,

(ix)     any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Subsidiary Loan Party (other than contributions received from the Borrower or another Subsidiary Loan Party) or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock),

(x)     the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided, that (A) such losses are reasonably identifiable and factually supportable and certified by a Responsible Officer of the Borrower and (B) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (x),

(xi)     with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (v) of the definition of “Consolidated Net Income,” an amount equal to the proportion of those items described in clauses (i) and (ii) above relating to such joint venture corresponding to the Borrower’s and the Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary),

(xii)     one-time costs associated with commencing Public Company Compliance, and

(xiii)     Creation Costs;

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minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“ECF Threshold Amount” shall have the meaning assigned to such term in Section 2.11(c).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Date” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis”.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

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“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication, (A):

(a)     Debt Service for such Applicable Period; provided, that with respect to any such amounts to be paid after the close of such Applicable Period that are deducted in such Applicable Period, any amount so deducted shall not be deducted again in a subsequent Applicable Period,

(b)     the amount of any voluntary payment permitted hereunder of term Indebtedness during such Applicable Period (other than any voluntary prepayment of the Term Loans or term indebtedness constituting Other First Lien Debt, each of which shall be the subject of Section 2.11(c)) and the amount of any voluntary payments of revolving Indebtedness to the extent accompanied by permanent reductions of any revolving facility commitments (other than any voluntary prepayments of revolving facility commitments constituting Other First Lien Debt, each of which shall be the subject of Section 2.11(c)) during such Applicable Period to the extent an

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equal amount of loans thereunder was simultaneously repaid, so long as the amount of such prepayment is not already reflected in Debt Service,

(c)     (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments and intercompany Investments in Subsidiaries and Investments made pursuant to Section 6.04(j)(Y) (unless made pursuant to clause (a) of the definition of “Cumulative Credit”)),

(d)     Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments (excluding Permitted Investments and intercompany Investments in Subsidiaries), or payments in respect of planned restructuring activities, that the Borrower or any Subsidiary shall, during such Applicable Period, become obligated to make or otherwise anticipated to make payments with respect thereto but that are not made during such Applicable Period; provided, that (i) the Borrower shall deliver a certificate to the Administrative Agent not later than the date required for the delivery of the certificate pursuant to Section 2.11(c), signed by a Responsible Officer of the Borrower and certifying that payments in respect of such Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments or planned restructuring activities are expected to be made in the following Excess Cash Flow Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period,

(e)     Taxes paid in cash by Holdings and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid or distributed within six months after the close of such Applicable Period including the amount of any distributions pursuant to Section 6.06(b)(iii) and Section 6.06(b)(v) during such Applicable Period; provided, that with respect to any such amounts to be paid or distributed after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f)     an amount equal to any increase in Working Capital (other than any increase arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of the Borrower and its Subsidiaries for such Applicable Period and any anticipated increase, estimated by the Borrower in good faith, for the following Excess Cash Flow Period,

(g)     cash expenditures made in respect of Hedging Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h)     permitted Restricted Payments paid in cash by the Borrower during such Applicable Period and permitted Restricted Payments paid by any Subsidiary to any person other than Holdings, the Borrower or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (other than Section 6.06(e) (unless made pursuant to clause (a) of the definition of “Cumulative Credit”)); provided that Restricted Payments made in accordance with Section 6.06(o) shall not reduce Excess Cash Flow to the extent funded with the proceeds of the issuance or incurrence of long-term Indebtedness,

(i)     amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrower

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and its Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,

(j)     to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(k)     the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Borrower and its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Applicable Period, and

(l)      the amount of (A) any deductions attributable to minority interests that were added to or not deducted from Net Income in calculating Consolidated Net Income and (B) EBITDA of joint ventures and minority investees added to Consolidated Net Income in calculating EBITDA pursuant to the last paragraph of the definition thereof, plus, without duplication, (B):

(a)     an amount equal to any decrease in Working Capital (other than any decrease arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of the Borrower and its Subsidiaries for such Applicable Period,

(b)     all amounts referred to in clauses (A)(b), (A)(c) and (A)(d) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness, but excluding proceeds of extensions of credit under any revolving credit facility), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(c)     to the extent any permitted Capital Expenditures, Permitted Business Acquisitions or permitted Investments referred to in clause (A)(d) above do not occur in the following Applicable Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (A)(d) above, the amount of such Capital Expenditures, Permitted Business Acquisitions or permitted Investments that were not so made in such following Applicable Period,

(d)     cash payments received in respect of Hedging Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(e)     any extraordinary or nonrecurring gain realized in cash during such Applicable Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)), and

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(f)     the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by the Borrower or any Subsidiary or (ii) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one, two, or three-quarter period (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period and (ii) if applicable, the end of any prior Excess Cash Flow Interim Period occurring during the same Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on December 31, 2023.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” shall mean the cash and Permitted Investments received by the Borrower after the ADT Closing Date from: (a) contributions to its common Equity Interests, and (b) the sale (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests of the Borrower, in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of Holdings or the Borrower on or promptly after the date such capital contributions are made or the date such Equity Interest is sold, as the case may be.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10(g).

“Excluded Securities” shall mean any of the following:

(a)     any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b)     in the case of any pledge of voting Equity Interests of any Foreign Subsidiary that is a CFC (in each case, that is owned directly by the Borrower or a Subsidiary Loan Party) to secure the Obligations, any voting Equity Interest of such Foreign Subsidiary in excess of 65% of the outstanding Equity Interests of such class;

(c)     in the case of any pledge of voting Equity Interests of any FSHCO (in each case, that is owned directly by the Borrower or a Subsidiary Loan Party) to secure the Obligations, any voting Equity Interest of such FSHCO in excess of 65% of the outstanding Equity Interests of such class;

(d)     any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law;

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(e)     any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09(c) (other than, in this subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirements of Law), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and shall apply for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirement of Law);

(f)     any Equity Interests of any Immaterial Subsidiary, any Unrestricted Subsidiary or any Special Purpose Securitization Subsidiary;

(g)     any Equity Interests of any Subsidiary of, or other Equity Interests owned by, a Foreign Subsidiary;

(h)     any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests could reasonably be expected to result in material adverse tax consequences to the Borrower or any Subsidiary as determined in good faith by the Borrower in consultation with the Administrative Agent;

(i)     any Equity Interests that are set forth on Schedule 1.01(A) to this Agreement or that have been identified on or prior to the Closing Date in writing to the Administrative Agent by a Responsible Officer of the Borrower and agreed to by the Administrative Agent in writing;

(j)     (x) any Equity Interests owned by Holdings, other than Equity Interests of the Borrower and (y) any Indebtedness owned by Holdings; and

(k)     any Margin Stock.

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Loan Party”):

(a)      each Immaterial Subsidiary,

(b)      each Domestic Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(c)      each Domestic Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval,

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license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d)      each Domestic Subsidiary that is prohibited by any applicable contractual requirement (to the extent (x) existing on the Closing Date or on the date such person becomes a Subsidiary and (y) not entered into in contemplation of causing such Domestic Subsidiary to become an Excluded Subsidiary) from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09(c) (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e)      any Special Purpose Securitization Subsidiary,

(f)      any Foreign Subsidiary,

(g)      any Domestic Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary that is a CFC,

(h)      any other Domestic Subsidiary with respect to which, (x) the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby or (y) in the case of any person that becomes a Domestic Subsidiary of Holdings after the Closing Date, providing such a Guarantee or granting such Liens could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower in consultation with the Administrative Agent,

(i)      each Unrestricted Subsidiary, and

(j)      with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is attributable to such recipient’s failure to comply with Section 2.17(d) or (e) or (iv) any Tax imposed under FATCA.

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“Excluded Transaction Debt” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“Existing ADT Roll-Over Notes” shall mean, collectively, (i) the $750,000,000 in aggregate principal amount of the 4.875% Notes due 2042 or 2032, as applicable and (ii) the $700,000,000 in aggregate principal amount of the 4.125% Senior Notes due 2023 (the “2023 Notes”).

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.21(e).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Extension” shall have the meaning assigned to such term in Section 2.21(e).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, (i) as of the Closing Date there is one Facility (i.e., the Term A Facility) and (ii) thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero.

“Fee Letter” shall mean that certain Fee Letter dated as of September 15, 2022 by and among the Borrower, the applicable Co-Borrower, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, BNP Paribas, Mizuho Bank, Ltd., MUFG Bank, Ltd., Citizens Bank, N.A., Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Barclays Bank PLC, ING Capital LLC and Credit Suisse AG, New York Branch.

“Fees” shall mean the Administrative Agent Fees.

“Financial Covenant” shall mean the covenant of the Borrower set forth in Section 6.11.

“Financial Officer” of any person shall mean the Chief Financial Officer or an equivalent financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First Lien/First Lien Intercreditor Agreement” shall mean (a) the First Lien/First Lien Intercreditor Agreement, dated as of the ADT Closing Date, by and between Barclays Bank PLC, as Collateral Agent for the First-Priority Secured Parties (as defined therein), Barclays Bank PLC, as Authorized Representative for the Credit Agreement Secured Parties (as defined therein), and Wells Fargo

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Bank, National Association, as Authorized Representative for the Initial Other First-Priority Secured Parties (as defined therein) or (b) an intercreditor agreement in a customary form reasonably acceptable to the Administrative Agent and the Borrower, in each case, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien 2021 Revolving Facility Maturity Date” shall have the meaning assigned to the term “2021 Revolving Facility Maturity Date” in the First Lien Credit Agreement.

“First Lien 2021 Revolving Loans” shall have the meaning assigned to the term “2021 Revolving Loan” in the First Lien Credit Agreement.

“First Lien/Second Lien Intercreditor Agreement” shall mean (a) the First Lien/Second Lien Intercreditor Agreement, dated as of the 2015 Closing Date, by and between Barclays Bank PLC (as successor to Credit Suisse AG, Cayman Islands Branch), as Applicable First Lien Agent (as defined therein), and Wells Fargo Bank, National Association, as Applicable Second Lien Agent (as defined therein), or (b) an intercreditor agreement in a customary form reasonably acceptable to the Administrative Agent and the Borrower, in each case, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien Credit Agreement” shall mean that certain Eleventh Amended and Restated First Lien Credit Agreement, dated as of July 2, 2021, by and among Holdings, the Borrower, ADTSC, the lenders party thereto and Barclays Bank PLC, as administrative agent, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien Credit Agreement Financial Covenant” shall mean the “Financial Covenant” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Loan Documents” shall mean the First Lien Credit Agreement and the other “Loan Documents” under and as defined in the First Lien Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien Term B-1 Facility Maturity Date” shall have the meaning assigned to the term “Term B-1 Facility Maturity Date” in the First Lien Credit Agreement.

“First Lien Term B-1 Loans” shall have the meaning assigned to the term “Term B-1 Loans” in the First Lien Credit Agreement.

“Floor” shall mean a rate of interest equal to zero.

“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“FSHCO” shall mean any Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

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“Fund” shall mean, collectively, investment funds managed by Affiliates of Apollo Global Management, Inc.

“Fund Affiliate” shall mean (i) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of Apollo Management, L.P. or Apollo Management VIII, L.P.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02; provided, that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental or supranational (including the European Union or the European Central Bank) agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean the Loan Parties (including, other than with respect to their own respective Obligations, the Borrower and the Co-Borrowers).

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated

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biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Holdings Guarantee and Pledge Agreement” shall mean the Holdings Guarantee and Pledge Agreement (First Lien) dated as of the 2015 Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, between Holdings and the Collateral Agent (as successor to Credit Suisse AG, Cayman Islands Branch in such capacity).

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(e), 5.04(a) or 5.04(b), have assets with a value in excess of 5% of the Consolidated Total Assets or revenues representing in excess of 5% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date; provided, that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(B), and the Borrower shall update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower may determine).

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at the time of the establishment of the commitments in respect of the Indebtedness to be incurred utilizing this definition (or, at the option of the Borrower, at the time of incurrence of such Indebtedness), the sum of:

(i)     the excess (if any) of (a) the greater of $970,000,000 and 0.35 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period over (b) the sum of (1) the sum of (x) the aggregate amount of all Incremental Term Loan Commitments established after the Closing Date and prior to such time pursuant to Section 2.21 utilizing this clause (i) (other than Incremental Term Loan Commitments in respect of Refinancing Term Loans or Extended

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Term Loans) plus (y) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.01(z) at such time that was incurred utilizing this clause (i) after the Closing Date plus (2) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.01(jj)(i)(y) at such time that was incurred after September 23, 2019 pursuant to clause (i) of the definition of “Incremental Amount” as defined in the First Lien Credit Agreement (other than “Incremental Term Loan Commitments” and “Incremental Revolving Facility Commitments” in respect of “Refinancing Term Loans”, “Extended Term Loans”, “Extended Revolving Facility Commitments” or “Replacement Revolving Facility Commitments” (in each case, as such term is defined therein)), subject to any permitted reclassification thereof under the First Lien Credit Agreement; plus

(ii)     any amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof utilizing this clause (ii) (or, at the option of the Borrower, immediately after giving effect to the incurrence of the Incremental Term Loans thereunder) (and assuming any commitments for Incremental Term Loans are fully drawn unless such commitments are otherwise terminated; provided that for purposes of testing any financial ratio hereunder such commitments for Incremental Term Loans will be assumed as fully drawn until such Incremental Term Loans are drawn or such commitments have otherwise been terminated) and the use of proceeds of the loans thereunder, (a) in the case of Incremental Term Loans secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Term A Loans, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 3.20 to 1.00 and (b) in the case of Incremental Term Loans secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Term A Loans, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 3.60 to 1.00; provided that (I) for purposes of this clause (ii), net cash proceeds of Incremental Term Loans incurred at such time shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Net First Lien Leverage Ratio or the Net Secured Leverage Ratio at such time and (II) with respect to any Incremental Term Loans incurred in connection with an acquisition of assets or Equity Interests (including a Permitted Business Acquisition) or any other Investment permitted hereunder, this clause (ii) shall also be deemed to be satisfied if (A) in the case of Incremental Term Loans described in clause (a) above, the Net First Lien Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition or Investment, the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is no greater than the Net First Lien Leverage Ratio in effect immediately prior thereto or (B) in the case of Incremental Term Loans described in clause (b) above, the Net Secured Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition or Investment, the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is no greater than the Net Secured Leverage Ratio in effect immediately prior thereto; plus

(iii)     the aggregate amount of all voluntary prepayments of Term A Loans pursuant to Section 2.11(a) made after the Closing Date but prior to such time except to the extent funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness).

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, any applicable Co-Borrower, the Administrative Agent and, if applicable, one or more Incremental Term Lenders.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

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“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower or any Co-Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any Class of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(ii).

“Incremental Term Loans” shall mean (i) Term Loans made by one or more Lenders to the Borrower or any Co-Borrower pursuant to Section 2.01(b) consisting of additional Term A Loans and (ii) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans (including in the form of Extended Term Loans or Refinancing Term Loans, as applicable) or (iii) any of the foregoing.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capitalized Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (E) obligations in respect of Third Party Funds or (F) in the case of the Borrower and its Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean (i) the persons identified as “Disqualified Lenders” in writing to the Administrative Agent by the Borrower on or prior to the Closing Date, and (ii) the persons

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as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter (in the case of this clause (ii), in respect of bona fide business competitors of the Borrower and any affiliates of such bona fide business competitors (other than any affiliate that is a bona fide debt fund) (in each case, in the good faith determination of the Borrower), by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”); provided, that no such updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Ineligible Institutions.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum, dated April 7, 2016, as modified or supplemented prior to the ADT Closing Date.

“Intellectual Property” shall have the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.11.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA to (b) Interest Expense, in each case, for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Interest Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Interest Election Request” shall mean a request by the Borrower or the applicable Co-Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit D or another form approved by the Administrative Agent.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and excluding amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market of obligations in respect of Hedging Agreements or other derivatives (in each case permitted hereunder) under GAAP, (b) capitalized interest of such person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Securitization Financing which are payable to any person other than the Borrower or a Subsidiary Loan Party, minus interest income for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Hedging Agreements, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any SOFR Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter.

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“Interest Period” shall mean, as to any SOFR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter, as the Borrower or the applicable Co-Borrower may elect; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request; provided, further, that notwithstanding anything to the contrary contained in this Agreement, (i) the initial Interest Period with respect to the Loans made on the Closing Date shall be the period commencing on the Closing Date and ending on [__] and the initial Interest Payment Date in respect of such Interest Period shall be [__]. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall mean any Indebtedness (other than intercompany Indebtedness) that is subordinated in right of payment to the Obligations.

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Term A Loans (and other Obligations that are pari passu with the Term A Loans) pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Latest Maturity Date” shall mean, at any date of determination, the latest Term Facility Maturity Date then in effect on such date of determination.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean (i) this Agreement, (ii) the Security Documents, (iii) each Incremental Assumption Agreement, (iv) the First Lien/Second Lien Intercreditor Agreement, (v) the First Lien/First Lien Intercreditor Agreement, (vi) any other Intercreditor Agreement, (vii) any Note issued under Section 2.09(e) and (viii) solely for the purposes of Sections 4.02 and 7.01 hereof, the Fee Letter.

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“Loan Parties” shall mean Holdings (prior to a Qualified IPO of the Borrower), the Borrower, the Co-Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time (subject to the last paragraph of Section 9.08(b)).

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Borrower, Holdings or any Parent Entity, as the case may be, on the ADT Closing Date after giving effect to the ADT Transactions together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower, Holdings or any Parent Entity, as the case may be, was approved by a vote of a majority of the directors of the Borrower, Holdings or any Parent Entity, as the case may be, then still in office who were either directors on the ADT Closing Date after giving effect to the ADT Transactions or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the Borrower, Holdings or any Parent Entity, as the case may be, hired at a time when the directors on the ADT Closing Date after giving effect to the ADT Transactions together with the directors so approved constituted a majority of the directors of the Borrower or Holdings, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans and letters of credit) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $84,000,000; provided that in no event shall any Permitted Securitization Financing be considered Material Indebtedness.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net First Lien Leverage Ratio” shall mean on any date, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt consisting of Obligations outstanding as of the last day of the Test Period most recently ended as of such date (other than Excluded Transaction Debt and other than Obligations secured only by Junior Liens), (y) the aggregate principal

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amount of any other Consolidated Debt of the Borrower and its Subsidiaries as of the last day of such Test Period that is then secured by Liens that are Other First Liens (other than Excluded Transaction Debt) and (z) Indebtedness of the type described in clause (e) of the definition of “Indebtedness” less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)     100% of the cash proceeds actually received by the Borrower or any Subsidiary Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale under Section 6.05(g), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and the First Lien Credit Agreement Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of the Borrower) as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if Holdings or the Borrower shall deliver a certificate of a Responsible Officer of Holdings or the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth Holdings’ or the Borrower’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then such remaining portion if not so used within six months following the end of such 12 month period shall constitute Net Proceeds as of such date without giving effect to this proviso) (provided that pending the final application of any such proceeds, the Borrower or any Subsidiary may temporarily reduce Indebtedness under a revolving credit facility or otherwise use such proceeds in any manner not prohibited by this Agreement); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $24,000,000 (and thereafter

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only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (y) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds otherwise constituting Net Proceeds pursuant to the foregoing clause (x) in such fiscal year shall exceed $84,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(b)     100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Net Secured Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt consisting of Obligations outstanding as of the last day of the Test Period most recently ended as of such date (other than Excluded Transaction Debt), (y) the aggregate principal amount of any other Consolidated Debt of the Borrower and its Subsidiaries as of the last day of such Test Period that is then secured by Liens (other than Excluded Transaction Debt) and (z) Indebtedness of the type described in clause (e) of the definition of “Indebtedness” less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Total Leverage Ratio” shall mean on any date, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt consisting of Obligations outstanding as of the last day of the Test Period most recently ended as of such date (other than Excluded Transaction Debt) and (y) the aggregate principal amount of any other Consolidated Debt of the Borrower and its Subsidiaries as of the last day of such Test Period (other than Excluded Transaction Debt) less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“New Parent” shall have the meaning assigned to such term in the definition of the term “Change in Control”.

“New Project” shall mean (x) each branch which is either a new branch or an expansion, relocation, remodeling or substantial modernization of an existing branch owned by the Borrower or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean (a) the due and punctual payment by the Borrower and the Co-Borrowers of (i) the unpaid principal of and interest (including interest accruing during the pendency of

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any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower or any Co-Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii)  all other monetary obligations of the Borrower or any Co-Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“OFAC” shall have the meaning provided in Section 3.25(b).

“Other First Lien Debt” shall mean obligations secured by Other First Liens.

“Other First Liens” shall mean Liens other than Liens that rank junior in right of security to the Term A Loans; provided that to the extent any Other First Lien Debt is secured by a Lien on the Collateral, such Other First Liens shall be subject to a Permitted Pari Passu Intercreditor Agreement. For the avoidance of doubt, as of the Closing Date, the Liens under the First Lien Credit Agreement, the Existing ADT Rollover Notes, the 2024 First Lien Notes, the 2026 First Lien Notes, the 2027 First Lien Notes and the 2029 First Lien Notes are “Other First Liens”.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents (but excluding any Excluded Taxes).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.21(a) (including in the form of Extended Term Loans or Refinancing Term Loans, as applicable).

“Parent Entity” shall mean any direct or indirect parent of the Borrower.

“Pari Yield Differential” shall have the meaning assigned to such term in Section 6.02.

“Participant” shall have the meaning assigned to such term in Section 9.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d)(ii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Payment” shall have the meaning assigned to such term in Section 8.15(a).

“Payment Notice” shall have the meaning assigned to such term in Section 8.15(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(f).

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“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person or division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default under clause (b), (c), (h) or (i) of Section 7.01 shall have occurred and be continuing or would result therefrom, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Borrower, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with cash consideration in excess of $50,000,000, the Borrower shall be in Pro Forma Compliance with the First Lien Credit Agreement Financial Covenant immediately after giving effect to such acquisition or investment and any related transaction; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Domestic Subsidiary, shall be merged into the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party; and (vi) the aggregate cash consideration in respect of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Loan Parties or in Equity Interests of persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties, in each case upon consummation of such acquisition, shall not exceed the greater of (x) $150,000,000 and (y) 0.05 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (excluding for purposes of the calculation in this clause (vi), (A) any such assets or Equity Interests that are no longer owned by the Borrower or any of its Subsidiaries and (B) acquisitions and investments made at a time when, immediately after giving effect thereto, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 3.15 to 1.00, which acquisitions and investments shall be permitted under this clause (vi) without regard to such calculation).

“Permitted Cure Securities” shall mean any equity securities of the Borrower, Holdings or any Parent Entity issued pursuant to the Cure Right other than Disqualified Stock.

“Permitted Holder Group” shall have the meaning assigned to such term in the definition of “Permitted Holders.”

“Permitted Holders” shall mean (i) the Sponsors, (ii) the Management Group, (iii) any person that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Borrower, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clauses (i) and (ii) and this clause (iii), beneficially owns more than 50.0% on a fully diluted basis of the voting Equity Interests thereof, and any New Parent and its subsidiaries and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i), (ii) and (iii) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no person or other “group” (other than the other Permitted Holders specified in clauses (i), (ii) and (iii)) beneficially owns more than 50.0% on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

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“Permitted Investments” shall mean:

(a)     direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b)     time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)     repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)     commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e)     securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f)     shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)     money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(h)     time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.50% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i)     instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

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“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Term A Loans (and other Obligations that are pari passu with the Term A Loans) (including, for the avoidance of doubt, junior Liens pursuant to Section 2.21(b)(ii)), either (as the Borrower shall elect) (x) the First Lien/Second Lien Intercreditor Agreement if such Liens secure “Second Lien Obligations” (as defined therein), (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such junior Liens than the First Lien/Second Lien Intercreditor Agreement (as determined by the Borrower in good faith) or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined by the Administrative Agent and the Borrower in the exercise of reasonable judgment.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase” shall have the meaning assigned to such term in Section 9.04(i).

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and Holdings, the Borrower or any of the Subsidiaries as an Assignee, as accepted by the Administrative Agent (if required by Section 9.04) in the form of Exhibit F or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be pari passu with the Liens securing the Term A Loans (and other Obligations that are pari passu with the Term A Loans), either (as the Borrower shall elect) (x) the First Lien/First Lien Intercreditor Agreement, (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such pari passu Liens than the First Lien/First Lien Intercreditor Agreement (as determined by the Borrower in good faith) or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined by the Administrative Agent and the Borrower in the exercise of reasonable judgment.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted

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Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced (except that a Loan Party may be added as an additional obligor) and (e) if the Indebtedness being Refinanced is secured by Liens on any Collateral (whether senior to, equally and ratably with, or junior to the Liens on such Collateral securing the Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral secured (or would have secured) the Indebtedness being Refinanced) on terms in the aggregate that are substantially similar to, or not materially less favorable to the Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02.

“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing.

“Permitted Securitization Financing” shall mean one or more transactions pursuant to which (i) Securitization Assets or interests therein are sold to or financed by one or more Special Purpose Securitization Subsidiaries, and (ii) such Special Purpose Securitization Subsidiaries finance their acquisition of such Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against Securitization Assets and any Hedging Agreements entered into in connection with such Securitization Assets; provided, that recourse to the Borrower or any Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by the Borrower in good faith in consultation with the Administrative Agent) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Securitization Subsidiary)).

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Preferred Securities Contribution” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“Previously Absent Financial Maintenance Covenant” shall have the meaning assigned to such term in Section 2.21(b)(x).

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“Pricing Grid” shall mean, with respect to the Term A Loans, the table set forth below:

Pricing Grid for Term A Loans
Net First Lien Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for SOFR Loans
Greater than 3.50 to 1.00	1.75%	2.75%
Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	1.50%	2.50%
Less than or equal to 3.00 to 1.00 but greater than 2.00 to 1.00	1.25%	2.25%
Less than or equal to 2.00 to 1.00	1.00%	2.00%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Net First Lien Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements and certificate required by Section 5.04(c)(x)(iii) are delivered to the Administrative Agent pursuant to Section 5.04 for each fiscal quarter and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements or the certificate referred to in the preceding sentence are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements or such certificate, as applicable, are delivered, the pricing level that is one pricing level higher than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such financial statements or such certificate, as applicable, were to have been delivered but were not delivered. Each determination of the Net First Lien Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.11.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) pro forma effect shall be given to any Disposition, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the 2015 Transactions and the ADT Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders

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and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, New Project, and any restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of the Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to Section 2.21 or Article VI (other than Section 6.11), occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Securitization Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid, repurchased or refinanced during the Reference Period (or, in the case of determinations made pursuant to Section 2.21 or Article VI (other than Section 6.11), occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) in giving effect to clause (i) above with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the Borrower in good faith, and (iii) (A) for any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) for any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

In the event that EBITDA or any financial ratio is being calculated or compliance with any test or usage of any baskets is being determined for purposes of determining whether Indebtedness or any Lien relating thereto may be incurred or whether any acquisition of assets or Equity Interests (including a Permitted Business Acquisition) or any other Investment may be made, the Borrower may elect pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent to treat all or any portion of the Indebtedness or Liens as being incurred or the acquisition or Investment as being consummated, in each case, at the time of any commitment, definitive agreement, declaration, notice, action or similar event (such date, the “Election Date”), in which case any subsequent incurrence of Indebtedness or Lien or consummation of the acquisition or Investment shall be deemed, for all purposes under this Agreement, including, without limitation, for calculating any ratio or EBITDA or determining compliance with any test or usage of any baskets hereunder and for purposes of determining whether there exists any Default or Event of Default, to have been incurred, made or consummated, as applicable, on the Election Date.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include adjustments to

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reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the 2015 Transactions and the ADT Transactions) and (2) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth in the Information Memorandum to the extent such adjustments, without duplication, continue to be applicable to such Reference Period; provided that for all purposes of determining EBITDA hereunder, (i) adjustments for operating expense reductions and other operating improvements, synergies or cost savings shall not be more than 20% of EBITDA for the most recently ended four fiscal quarter period (calculated prior to giving effect to such capped adjustments (but, for the avoidance of doubt, after giving effect to other uncapped pro forma adjustments)) and (ii) actions resulting in operating expense reductions and other operating improvements, synergies or cost savings are, in each case, required to be taken or commenced or expected to be taken or commenced (in the good faith determination of the Borrower) within 18 months after the date any such calculation is performed, except in the case of any adjustments of the type and in connection with the determination of “Adjusted EBITDA” as set forth in the Information Memorandum, including any operating expense reductions and other improvements, synergies or cost savings resulting from the ADT Transactions. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such operating expense reductions, other operating improvements or synergies and adjustments pursuant to clause (2) above, and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the First Lien Credit Agreement Financial Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which the financial statements and certificates required pursuant to Section 4.02(e) or 5.04 have been delivered. For the avoidance of doubt, Pro Forma Compliance shall be tested without regard to whether or not the First Lien Credit Agreement Financial Covenant was or was required to be tested on the applicable quarter-end date.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.21(e).

“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of the Borrower and the Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.

“Public Company Compliance” shall mean compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

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“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of the Borrower, Holdings or any Parent Entity which generates (individually or in the aggregate together with any prior underwritten public offering) gross cash proceeds of at least $70,000,000. For the avoidance of doubt, a Qualified IPO has occurred prior to the Closing Date.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Securitization Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Securitization Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of “Interest Expense”); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Recipient” shall have the meaning assigned to such term in Section 8.15(a).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancings” shall have a meaning correlative thereto.

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.21(j).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by the Borrower or any Subsidiary Loan Party (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) (i) 100% of the Net Proceeds of such Refinancing Notes that are secured on a pari passu basis with the Term A Loans are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof or (ii) 90% of the Net Proceeds of any other Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance

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costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date of the Term Loans so reduced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so reduced; (e) in the case of Refinancing Notes in the form of notes issued under an indenture, the terms thereof do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); (f) the other terms of such Refinancing Notes (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums and other pricing terms), taken as a whole, are substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than the terms, taken as a whole, applicable to the Term A Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date in effect at the time such Refinancing Notes are issued), as determined by the Borrower in good faith (or, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard); (g) there shall be no obligor in respect of such Refinancing Notes that is not a Loan Party; and (h) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.21(j).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Controlled or Controlling Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Controlled or Controlling Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

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“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding and unused commitments that, taken together, represent more than 50% of the sum of all Loans outstanding and total available unused commitments at such time; provided, that (i) the Loans and total outstanding commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and (ii) the portion of any Loans held by Debt Fund Affiliate Lenders in the aggregate in excess of 49.9% of the Required Amount of Loans shall be disregarded in determining Required Lenders at any time. For purposes of the foregoing, “Required Amount of Loans” shall mean, at any time, the amount of Loans required to be held by Lenders in order for such Lenders to constitute “Required Lenders” (without giving effect to the foregoing clause (ii)).

“Required Percentage” shall mean, with respect to an Applicable Period, 50%; provided, that (a) if the Net First Lien Leverage Ratio as at the end of the Applicable Period is less than or equal to 2.70 to 1.00, such percentage shall be 25% and (b) if the Net First Lien Leverage Ratio as at the end of the Applicable Period is less than or equal to 2.20 to 1.00, such percentage shall be 0%.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower in good faith).

“Restricted Payments Incurrence Clause” shall have the meaning assigned to such term in the last paragraph of Section 6.06.

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Cumulative Credit attributable to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods used in such Excess Cash Flow Period exceeds the actual Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

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“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Priority Senior Secured Notes” shall mean the $1,300,000,000 in aggregate principal amount of the 6.250% Second Priority Senior Secured Notes due 2028 issued pursuant to the Second Priority Senior Secured Notes Indenture.

“Second Priority Senior Secured Notes Documents” shall mean the Second Priority Senior Secured Notes, the Second Priority Senior Secured Notes Indenture, the “First Lien/Second Lien Intercreditor Agreement” (as defined in the Second Priority Senior Secured Notes Indenture) and the “Security Documents” (as defined in the Second Priority Senior Secured Notes Indenture), as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“Second Priority Senior Secured Notes Indenture” shall mean the Indenture, dated as of January 28, 2020, among the Borrower, as co-issuer, Prime Finance Inc., as co-issuer, the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) Receivables Assets, (b) franchise fee payments and other revenues related to franchise agreements, (c) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, (d) revenues related to distribution and merchandising of the products of the Borrower and its Subsidiaries, (e) rents, real estate taxes and other non-royalty amounts due from franchisees, (f) intellectual property rights relating to the generation of any of the foregoing types of assets, (g) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof, and (h) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Borrower in good faith).

“Security Documents” shall mean the Collateral Agreement, the Holdings Guarantee and Pledge Agreement, the Subsidiary Guarantee Agreement, the IP Security Agreements (as defined in the Collateral Agreement), and each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Borrower and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing

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or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Subsidiaries.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean, as to any Borrowing, the SOFR Term Loans comprising such Borrowing.

“SOFR Term Loan” shall mean a Term Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Special Purpose Securitization Subsidiary” shall mean (i) a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Securitization Financing for the acquisition of Securitization Assets or interests therein, and which is organized in a manner (as determined by the Borrower in good faith) intended to reduce the likelihood that it would be substantively consolidated with Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries (other than Special Purpose Securitization Subsidiaries) in the event Holdings (prior to a Qualified IPO), the Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law) and (ii) any subsidiary of a Special Purpose Securitization Subsidiary.

“Specified Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any Subsidiary Loan Party that Refinances the 2023 Notes, the 2024 First Lien Notes, the 2026 First Lien Notes, the 2027 First Lien Notes, the First Lien Term B-1 Loans or the First Lien 2021 Revolving Loans (or, in each case, previous Refinancings thereof constituting Specified Refinancing Indebtedness).

“Sponsors” shall mean (i) one or more investment funds affiliated with Apollo Global Management, Inc. and any of their respective Affiliates other than any portfolio companies (collectively, the “Apollo Sponsors”) and (ii) any person that forms a “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision) with the Apollo Sponsors; provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Borrower.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subject Term Loan” shall mean an Other Term Loan on terms (including negative covenants, financial maintenance covenants and amortization) that are substantially similar to the Term A Loans (as determined by the Borrower in good faith).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted

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Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement (First Lien) dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, between each Subsidiary Loan Party and the Administrative Agent.

“Subsidiary Loan Party” shall mean (a) each Wholly Owned Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary and (b) any other Subsidiary of the Borrower that may be designated by the Borrower (by way of delivering to the Collateral Agent a supplement to the Collateral Agreement and a supplement to the Subsidiary Guarantee Agreement, in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Obligations and the obligations in respect of the Loan Documents, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.10(d) as if it were newly acquired. For the avoidance of doubt, each Co-Borrower shall constitute a Subsidiary Loan Party hereunder.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(n).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term A Facility” shall mean the Term A Loan Commitments and the Term A Loans made hereunder.

“Term A Facility Maturity Date” shall mean [__]1; provided, (i) if, on the date that is 91 days prior to the scheduled maturity date of the 2023 Notes (the “Early 2023 Notes Maturity Test Date”), the aggregate principal amount of the 2023 Notes outstanding (and not held by the Borrower or any Subsidiary) that has not otherwise been irrevocably called for redemption equals or exceeds $100,000,000, the Term A Facility Maturity Date shall be the Early 2023 Notes Maturity Test Date, (ii) if, on the date that is 91 days prior to the scheduled maturity date of the 2024 First Lien Notes (the “Early 2024 First Lien Notes Maturity Test Date”), the aggregate principal amount of the 2024 First Lien Notes outstanding (and not held by the Borrower or any Subsidiary) equals or exceeds $100,000,000, the Term A Facility Maturity Date shall be the Early 2024 First Lien Notes Maturity Test Date, (iii) if, on the date that is 91 days prior to the maturity date of the 2026 First Lien Notes (the “Early 2026 First Lien Notes Maturity Test Date”), the aggregate principal amount of the 2026 First Lien Notes outstanding (and not held by the Borrower or any Subsidiary) equals or exceeds $100,000,000, the Term A Facility Maturity Date shall be the Early 2026 First Lien Notes Maturity Test Date, (iv) if, on the date that is 91 days prior to the scheduled maturity date of the 2027 First Lien Notes (the “Early 2027 First Lien Notes Maturity Test Date”), the aggregate principal amount of the 2027 First Lien Notes outstanding (and not held by the Borrower or any Subsidiary) equals or exceeds $100,000,000, the Term A Facility Maturity Date shall be the Early 2027 First Lien Notes Maturity Test Date, (v) if, on the date that is 91 days prior to the scheduled maturity date of the First Lien

1 NTD: To be the date that is five years from the Closing Date.

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Term B-1 Facility Maturity Date (the “Early First Lien Term B-1 Facility Maturity Test Date”), the aggregate principal amount of the First Lien Term B-1 Loans outstanding equals or exceeds $100,000,000, the Term A Facility Maturity Date shall be the Early First Lien Term B-1 Facility Maturity Test Date, (vi) if, on the date that is 91 days prior to the scheduled maturity date of the First Lien 2021 Revolving Facility Maturity Date (the “Early First Lien 2021 Revolving Facility Maturity Test Date”), the aggregate principal amount of the First Lien 2021 Revolving Loans outstanding equals or exceeds $100,000,000, the Term A Facility Maturity Date shall be the Early First Lien 2021 Revolving Facility Maturity Test Date, and (vii) if, on the date that is 91 days prior to the scheduled maturity date of any Specified Refinancing Indebtedness (with respect to each and any such Specified Refinancing Indebtedness, the “Early Specified Refinancing Indebtedness Maturity Test Date”), the aggregate principal amount of such Specified Refinancing Indebtedness outstanding (and not held by the Borrower or any Subsidiary) equals or exceeds $100,000,000, the Term A Facility Maturity Date shall be the Early Specified Refinancing Indebtedness Maturity Test Date.

“Term A Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Term A Loan pursuant to Section 2.01(a). The amount of each Lender’s Term A Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Term A Loan Commitments as of the Closing Date is $600,000,000.

“Term A Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term A Loans” shall mean (a) the Term Loans made by the Lenders to the Borrower and the Co-Borrower pursuant to Section 2.01(a) and (b) any Incremental Term Loans in the form of Term A Loans made by the Incremental Term Lenders to the Borrower or any Co-Borrower pursuant to Section 2.01(b).

“Term Facility” shall mean the Term Facility Commitments and Term Loans of any Class.

“Term Facility Commitment” shall mean the commitment of a Lender to make Term Loans, including Term A Loans and/or Other Term Loans.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Term A Loans in effect on the Closing Date, the Term A Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Term Loan Installment Date” shall mean any Term A Loan Installment Date or Incremental Term Loan Installment Date.

“Term Loans” shall mean the Term A Loans and/or Incremental Term Loans.

“Term SOFR” shall mean,

(a)     for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator

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on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)     for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Adjustment” shall mean, for any calculation with respect to a SOFR Loan, 0.10%.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Term Yield Differential” shall have the meaning assigned to such term in Section 2.21(b)(vii).

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated and (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the four fiscal quarter period ending [__].

“Third Party Funds” shall mean any segregated accounts or funds, or any portion thereof, received by Borrower or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Borrower or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance of the Loan Documents and the funding of the Term A Loan Commitments, (b) the redemption of a portion of the 2023 Notes and (c) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

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“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the ADT Transactions, the ADT Transaction Documents and the transactions contemplated hereby and thereby.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Term SOFR and the ABR.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or Permitted Investments of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower identified on Schedule 1.01(D), (2) any other Subsidiary of the Borrower, whether now owned or acquired or created after the Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance with the First Lien Credit Agreement Financial Covenant as of the last day of the then most recently ended Test Period, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.04 and (d) without duplication of clause (c), any net assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04; and (3) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in Pro Forma Compliance with the

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First Lien Credit Agreement Financial Covenant as of the last day of the then most recently ended Test Period and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” shall mean any Lender other than a Foreign Lender.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Voting Stock” shall mean, with respect to any person, such person’s Equity Interests having the right to vote for the election of directors of such person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Borrower that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion

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powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02      Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the ADT Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any changes in GAAP after the ADT Closing Date, any lease of the Borrower or the Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on the ADT Closing Date (whether such lease is entered into before or after the ADT Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation of the Borrower or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 805, 810 or 825 (or any other part of FASB Accounting Standards Codification having a similar result or effect), to value any Indebtedness at “fair value.”

Section 1.03      Effectuation of Transactions. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04      [Reserved].

Section 1.05      [Reserved].

Section 1.06      [Reserved].

Section 1.07      Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

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Section 1.08      Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.09      Co-Borrowers; The Administrative Borrower.(a)The Borrower and each Co-Borrower (solely for purposes of this Section 1.09 (other than clause (d) below), each a “Borrower” and collectively the “Borrowers”) accept joint and several liability hereunder with respect to all Obligations with respect to any Facility in consideration of the financial accommodation provided or to be provided by the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for such obligations of each other such person. On or after the Closing Date, Loans may be allocated between the Borrower and any Co-Borrower by the Borrower in its sole discretion so long as the Borrower will continue to remain a Borrower hereunder or become a Guarantor.

(b)      Each Borrower’s obligations with respect to Loans made or allocated to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Obligations owing by the other Borrower hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(c)      Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of, the Obligations, without first proceeding against any other Borrower or any other person, or against any security or collateral for the Obligations. Each Borrower waives all suretyship defenses and consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(d)      Each Co-Borrower hereby appoints the Borrower as the administrative borrower hereunder, and the Borrower shall act under this Agreement and the other Loan Documents as the agent, attorney-in-fact and legal representative of such Co-Borrower for all purposes, including receiving account statements, giving and receiving all notices and consents hereunder or under any other Loan Documents, taking all other actions (including in respect of compliance with covenants and certificates) and communications to such Co-Borrower from the Administrative Agent or any Lender. The Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any certificate, report, information or any notice or communication made or given by the Borrower, whether in its own name or on behalf of any Co-Borrower, and neither the Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any Co-Borrower as to the binding effect on it of any such notice or request.

Article II

The Credits

Section 2.01      Commitments. Subject to the terms and conditions set forth herein:

(a)      each Lender having a Term A Loan Commitment agrees, subject to the terms and conditions set forth in this Agreement, to make Term A Loans in Dollars to the Borrower and the applicable Co-Borrower on the Closing Date,

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(b)      each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower and any applicable Co-Borrower after the Closing Date, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment, and

(c)      amounts borrowed under Section 2.01(a) or (b) that are repaid or prepaid may not be reborrowed.

Section 2.02      Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)      Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower or the applicable Co-Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower or such Co-Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)      Borrowings of more than one Type may be outstanding at the same time; provided, however, that neither the Borrower nor any Co-Borrower shall be entitled to request any Borrowing that, if made, would result in more than five (with an additional two for each new Class, up to a maximum of 10) SOFR Borrowings outstanding under all Term Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d)      Notwithstanding any other provision of this Agreement, neither the Borrower nor any Co-Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Term Facility Maturity Date for such Class.

Section 2.03      Requests for Borrowings. To request a Borrowing, the Borrower or the applicable Co-Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a SOFR Borrowing, not later than 12:00 noon, Local Time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m. Local Time, on the Business Day of the proposed Borrowing; provided, that (i) to request a SOFR Borrowing on the Closing Date, the Borrower or the applicable Co-Borrower shall notify the Administrative Agent of such request in writing not later than 12:00 noon, Local Time, one U.S. Government Securities Business Day prior to the Closing Date and (ii) to request an ABR Borrowing on the Closing Date, the Borrower or the applicable Co-Borrower shall notify the Administrative Agent of such request in writing no later than 12:00 noon, Local Time, one Business Day prior to the Closing Date. Each such Borrowing Request shall be irrevocable. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)      whether such Borrowing is to be a Borrowing of Term A Loans, Refinancing Term Loans or Other Term Loans, as applicable;

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(ii)      the aggregate amount of the requested Borrowing;

(iii)      the date of such Borrowing, which shall be a Business Day;

(iv)      whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(v)      in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)      the location and number of the Borrower’s or the Co-Borrower’s account to which funds are to be disbursed; and

(vii)      the identity of the Borrower and/or the applicable Co-Borrower in respect of such Borrowing.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower or the applicable Co-Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04      [Reserved].

Section 2.05      [Reserved].

Section 2.06      Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower or the applicable Co-Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower or the applicable Co-Borrower as specified in the applicable Borrowing Request.

(b)      Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower or the applicable Co-Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower or the applicable Co-Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower or the applicable Co-Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower or a Co-Borrower, the interest rate applicable to ABR Loans at such time. If the Borrower or a Co-Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall

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promptly remit to the Borrower or the applicable Co-Borrower the amount of such interest paid by the Borrower or such Co-Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower or any Co-Borrower shall be without prejudice to any claim the Borrower or such Co-Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)      The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Loan on behalf of the Lenders. In such event, the applicable Lenders on behalf of whom the Administrative Agent made the Loan shall reimburse the Administrative Agent for all or any portion of such Loan made on its behalf upon written notice given to each applicable Lender not later than 2:00 p.m., Local Time, on the Business Day such reimbursement is requested. The entire amount of interest attributable to such Loan for the period from and including the date on which such Loan was made on such Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Loan by such Lender shall be paid to the Administrative Agent for its own account.

Section 2.07      Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower or the applicable Co-Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower or the applicable Co-Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)      To make an election pursuant to this Section, the Borrower or the applicable Co-Borrower shall notify the Administrative Agent of such election in writing, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower or such Co-Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c)      Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)      the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)      whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv)      if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

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If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower or the applicable Co-Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d)      Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)      If the Borrower or the applicable Co-Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower or the applicable Co-Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08      Termination and Reduction of Commitments. On the Closing Date, after giving effect to the funding of the Term A Loans to be made on such date, the Term A Loan Commitment of each Lender as of the Closing Date will terminate.

Section 2.09      Repayment of Loans; Evidence of Debt. (a) The Borrower and each Co-Borrower hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b)      Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower or any Co-Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)      The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower or any Co-Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)      The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower or any Co-Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)      Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower and the Co-Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably

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acceptable to the Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.10      Repayment of Term Loans. (a) Subject to the other clauses of this Section 2.10 and to Section 9.08(e),

(i)      the Borrower or the applicable Co-Borrower shall repay Term A Loans incurred on the Closing Date on the last day of each March, June, September and December of each year (commencing on the last day of [ ]2) and on the applicable Term Facility Maturity Date or, if any such date is not a Business Day, on the next preceding Business Day (each such date being referred to as a “Term A Loan Installment Date”), in an aggregate principal amount of such Term A Loans equal to (A) in the case of quarterly payments due prior to the applicable Term Facility Maturity Date, an amount equal to 1.25% of the aggregate principal amount of such Term A Loans outstanding immediately after the Closing Date, and (B) in the case of such payment due on the applicable Term Facility Maturity Date, an amount equal to the then unpaid principal amount of such Term A Loans outstanding;

(ii)      in the event that any Incremental Term Loans are made after the Closing Date, the Borrower or the applicable Co-Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”); and

(iii)      to the extent not previously paid, outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

(b)      [Reserved].

(c)      Prepayment of the Loans from:

(i)      all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be allocated to the Class or Classes of Term Loans determined pursuant to Section 2.10(d), with the application thereof to reduce in direct order amounts due on the succeeding Term Loan Installment Dates under such Classes as provided in the remaining scheduled amortization payments under such Classes; and

(ii)      any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes as the Borrower or any Co-Borrower may in each case direct.

(d)      Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated among the Term A Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Term A Loans and Other Term Loans, if any. Prior to any prepayment of any Loan under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by written notice (including by electronic means) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, at least one Business Day before the scheduled date of such prepayment and (ii) in the case of a SOFR Borrowing, at least three U.S. Government Securities Business Days before the scheduled date of such prepayment

2 NTD: To be the first full fiscal quarter ending after the Closing Date.

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(or, in each case such shorter period acceptable to the Administrative Agent); provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(d).

Section 2.11      Prepayment of Loans. (a) The Borrower and the Co-Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d). Notwithstanding anything to the contrary herein, any voluntary prepayment of Term Loans pursuant to this Section 2.11(a) may be allocated among the Term A Loans and Other Term Loans, if any, at the option of the Borrower.

(b)      The Borrower shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10. Notwithstanding the foregoing, the Borrower may use a portion of such Net Proceeds to prepay or repurchase any Other First Lien Debt, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, (A) the numerator of which is the outstanding principal amount of such Other First Lien Debt and (B) the denominator of which is the sum of the outstanding principal amount of such Other First Lien Debt and the outstanding principal amount of all Classes of Term Loans.

(c)      Not later than five Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and, if and to the extent the amount of such Excess Cash Flow exceeds $1,000,000 (the “ECF Threshold Amount”), the Borrower shall apply an amount equal to (i) the Required Percentage of such excess portion of such Excess Cash Flow minus (ii) to the extent not financed using the proceeds of the incurrence of funded term Indebtedness, the sum of (A) the amount of any voluntary payments during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (A), the amount of any voluntary payments after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of (x) Term Loans (it being understood that the amount of any such payment constituting a below-par Permitted Loan Purchase shall be calculated to equal the amount of cash used and not the principal amount deemed prepaid therewith) and (y) Other First Lien Debt (provided that in the case of the prepayment of any revolving Indebtedness, there was a corresponding reduction in commitments; provided, further, that the maximum amount of each such prepayment of Other First Lien Debt that may be counted for purposes of this clause (A)(y) shall not exceed the amount that would have been prepaid in respect of such Other First Lien Debt if such prepayment had been applied on a ratable basis among the Term Loans and such Other First Lien Debt (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate principal amount of such Other First Lien Debt on the date of such prepayment)) and (B) the amount of any permanent voluntary reductions during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (B), the amount of any permanent voluntary reductions after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of commitments in respect of any revolving facility indebtedness that constitutes Other First Lien Debt to the extent that an equal amount of loans under such revolving facility were simultaneously

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repaid, (I) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 or (II) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 and to prepay any Other First Lien Debt in accordance with the agreement(s) governing such Other First Lien Debt so long as the prepayments under this clause (II) are applied in a manner such that the Term Loans are prepaid on at least a ratable basis (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate outstanding principal amount of such Other First Lien Debt being prepaid under this clause (II) on the date of such prepayments). Such calculation will be set forth in a certificate signed by a Financial Officer of the Borrower delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.

(d)      Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any Net Proceeds of any Asset Sale by a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) but is prohibited, restricted or delayed by applicable local law from being repatriated to the United States of America, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(b) or Section 2.11(c) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States of America, and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(b) or Section 2.11(c), to the extent provided therein and (ii) to the extent that the Borrower has determined in good faith in consultation with the Administrative Agent that repatriation of any or all of such Net Proceeds or Excess Cash Flow that would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) would have a material adverse tax cost consequence with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary (the Borrower hereby agreeing to cause the applicable Subsidiary to promptly use commercially reasonable efforts to take all actions within the reasonable control of the Borrower that are reasonably required to eliminate such tax effects).

Section 2.12      Fees. (a) [Reserved].

(b)      [Reserved].

(c)      The Borrower and each Co-Borrower agree to pay to the Administrative Agent, for the account of the Administrative Agent, the “Administrative Agent Fee” as set forth in the Fee Letter, as it may be amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d)      [Reserved].

(e)      All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13      Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

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(b)      The Loans comprising each SOFR Borrowing shall bear interest at the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)      Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower or any Co-Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (a) of this Section; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)      Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)      All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)      In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.14      Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2,14, if on or prior to the first day of any Interest Period for any SOFR Loan:

i.	the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
ii.	the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent will promptly so notify the Borrower and each Lender.

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Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower and any Co-Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower and any Co-Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower or the applicable Co-Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower and the applicable Co-Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

(b)      (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)      No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.21).

(c)      In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)      The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event,

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circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)      Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)      Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower and any Co-Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower and such Co-Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.15      Increased Costs. (a) If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)      subject any Lender to any Tax with respect to any Loan Document (other than (i) Taxes indemnifiable under Section 2.17 or (ii) Excluded Taxes); or

(iii)      impose on any Lender any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, maintaining, continuing or converting to any SOFR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower or the applicable Co-Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)      If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans

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made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower or the applicable Co-Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)      A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions. The Borrower and the Co-Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)      Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that neither the Borrower nor any Co-Borrower shall be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16      Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (other than due to the default of the relevant Lender), convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower or any Co-Borrower pursuant to Section 2.19, then, in any such event, the Borrower and the Co-Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a SOFR Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and the Co-Borrowers and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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Section 2.17      Taxes. (a) Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each Lender (or where the Administrative Agent receives the payment for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent for its own account or for the account of a Lender, as the case may be, or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b)      The Borrower and the Co-Borrowers shall timely pay any Other Taxes.

(c)      The Borrower and the Co-Borrowers shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)      Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine

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whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.17(d) or (e).

(e)      Without limiting the generality of Section 2.17(d), each Foreign Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i)      deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Foreign Lender is due hereunder, two copies of (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit H hereto, such certificate, the “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and that no payments under any Loan Document are effectively connected with the conduct by such Lender of a trade or business within the United States of America), (B) Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) Internal Revenue Service Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, provided that if the Foreign Lender is a partnership (and not a participating Lender), and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Foreign Lender on behalf of such partner(s)) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(ii)      deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

Any Foreign Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Foreign Lender’s ineligibility to do so.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(e); provided that a Participant shall furnish all such required forms and statements to the person from which the related participation shall have been purchased.

In addition, each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date

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on which such Agent becomes a successor Administrative Agent pursuant to Section 8.09 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding taxes in respect of any payments to be made to such Agent by any Loan Party pursuant to any Loan Document including, as applicable, an IRS Form W-8IMY certifying that the Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(f)      If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.17.

(g)      If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower and the Co-Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by the Borrower pursuant to this Section 2.17(g). Nothing in this Section 2.17(g) shall obligate any Lender or Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person.

(h)      Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and

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duly executed, certifying that such U.S. Lender is exempt from United States federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i)      If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(i), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(j)      The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

For purposes of this Section 2.17, the terms “applicable law” and “applicable Requirement of Law” include FATCA.

Section 2.18      Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower and each Co-Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City Time, on the date when due, in immediately available funds. Each such payment shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)      Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrower or the Co-Borrowers to pay fully all amounts of principal, interest and fees then due from the Borrower and the Co-Borrowers hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower and the Co-Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of

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interest and fees then due to such parties and (ii) second, towards payment of principal then due from the Borrower and the Co-Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)      If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase participations in the Term Loans of such Class to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective Term Loans of such Class and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower or any Co-Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower and each Co-Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower or such Co-Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or such Co-Borrower in the amount of such participation.

(d)      Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower or a Co-Borrower will not make such payment, the Administrative Agent may assume that the Borrower or such Co-Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower or such Co-Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)      If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06 or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19      Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower or any Co-Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.20, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not

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otherwise be disadvantageous to such Lender in any material respect. The Borrower and the Co-Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)      If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.20, (ii) the Borrower or the Co-Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower or the Co-Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(c)      If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments (or, at the Borrower’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees reasonably acceptable to the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund); provided, that: (a) all Obligations of the Borrower and the Co-Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender, and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with

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Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.20      Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any SOFR Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue SOFR Loans or to convert ABR Borrowings to SOFR Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all SOFR Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower and the Co-Borrower shall also pay accrued interest on the amount so converted.

Section 2.21      Incremental Term Loan Commitments. (a) The Borrower or any Co-Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Amount available at the time such Incremental Term Loan Commitments are established (or, at the option of the Borrower or such Co-Borrower, at the time of incurrence of the Incremental Term Loans thereunder) from one or more Incremental Term Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans in their own discretion. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective and (iii) whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans with terms identical to Term A Loans or (y) commitments to make term loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from the Term A Loans (“Other Term Loans”).

(b)      The Borrower, each applicable Co-Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans; provided, that:

(i)      any commitments to make additional Term A Loans shall have the same terms as the Term A Loans,

(ii)      the Other Term Loans incurred pursuant to clause (a) of this Section 2.21 shall rank pari passu or, at the option of the Borrower, junior in right of security with the Term A Loans (provided, that if such Other Term Loans rank junior in right of security with the Term A Loans, such Other Term Loans shall be subject to a Permitted Junior Intercreditor Agreement and, for the avoidance of doubt, shall not be subject to clause (vii) below),

(iii)      the final maturity date of any such Other Term Loans shall be no earlier than the Term A Facility Maturity Date and, except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), shall have (x) substantially similar terms as the Term A Loans or (y) such other

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terms (including as to guarantees and collateral) as shall be reasonably satisfactory to the Administrative Agent,

(iv)      the Weighted Average Life to Maturity of any such Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term A Loans,

(v)      [reserved],

(vi)      [reserved],

(vii)      with respect to any Subject Term Loan incurred pursuant to clause (a) of this Section 2.21 that ranks pari passu in right of security with the Term A Loans, the All-in Yield shall be the same as that applicable to the Term A Loans on the Closing Date, except that the All-in Yield in respect of any such Subject Term Loan may exceed the All-in Yield in respect of such Term A Loans on the Closing Date by no more than 0.50%, or if it does so exceed such All-in Yield by more than 0.50% (such difference, the “Term Yield Differential”) then the Applicable Margin (or the “SOFR floor” as provided in the following proviso) applicable to the Term A Loans shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Term Yield Differential is attributable to a higher “SOFR floor” being applicable to such Subject Term Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than the Adjusted Term SOFR in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “SOFR floor” applicable to the outstanding Term A Loans shall be increased to an amount not to exceed the “SOFR floor” applicable to such Subject Term Loans prior to any increase in the Applicable Margin applicable to such Term A Loans then outstanding,

(viii)      such Other Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term A Loans in any mandatory prepayment hereunder,

(ix)      there shall be no obligor in respect of any Incremental Term Loan Commitments that is not a Loan Party, and

(x)      any such Other Term Loans may include financial maintenance covenants in addition to, or more onerous than, the Financial Covenant (each, a “Previously Absent Financial Maintenance Covenant”) so long as such Previously Absent Financial Maintenance Covenant shall automatically apply to the Facilities, in each case, without the consent of any other party hereto.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)      Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, (A) to the extent required by the relevant Incremental Assumption Agreement, the conditions set forth in clause (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and (B) if such

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Incremental Term Loan Commitment is established for a purpose other than financing any Permitted Business Acquisition or any other acquisition that is permitted by this Agreement, no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing or would result therefrom and (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02 and such additional customary documents and filings as the Administrative Agent may reasonably request to assure that the Incremental Term Loans are secured by the Collateral ratably with (or, to the extent set forth in the applicable Incremental Assumption Agreement, junior to) one or more Classes of then-existing Term Loans.

(d)      Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans of a different Class), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of SOFR Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

(e)      Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.21), pursuant to one or more offers made from time to time by the Borrower or any Co-Borrower to all Lenders of any Class of Term Loans on a pro rata basis (based on the aggregate outstanding Term Loans of such Class) and on the same terms (“Pro Rata Extension Offers”), the Borrower and any such Co-Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower or such Co-Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”). Each Pro Rata Extension Offer shall specify the date on which the Borrower or such Co-Borrower proposes that the Extended Term Loan shall be made, which shall be a date not earlier than five Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(f)      The Borrower, each applicable Co-Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans; provided, that (i) except as to interest rates, fees and any other pricing terms (which interest rates, fees and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(vii)), and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as an existing Class of Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall

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be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates and (iv) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term A Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(g)      Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan. For purposes of this Agreement and the other Loan Documents, such Extending Lender will be deemed to have an Incremental Term Loan having the terms of such Extended Term Loan.

(h)      Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.21), (i) the aggregate amount of Extended Term Loans will not be included in the calculation of the Incremental Amount, (ii) no Extended Term Loan is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan implemented thereby, (v) all Extended Term Loans and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations relating to an existing Class of Term Loans of the relevant Loan Parties under this Agreement and the other Loan Documents, (vi) [reserved] and (vii) there shall be no obligor in respect of any such Extended Term Loans that is not a Loan Party.

(i)      Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrower and any Co-Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(j)      Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (j) through (o) of this Section 2.21), the Borrower or any Co-Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), the net cash proceeds of which are used to Refinance in whole or in part any Class of Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower or such Co-Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:

(i)      before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01 shall be

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satisfied to the extent required by the relevant Incremental Assumption Agreement governing such Refinancing Term Loans;

(ii)      the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans;

(iii)      the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv)      the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)      all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(vii)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower, the Co-Borrowers and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Term A Loans (except to the extent such covenants and other terms apply solely to any period after the Term A Facility Maturity Date), as determined by the Borrower in good faith;

(vi)      with respect to Refinancing Term Loans secured by Liens on the Collateral that rank pari passu or junior in right of security to the Term A Loans, such Liens will be subject to a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable; and

(vii)      there shall be no obligor in respect of such Refinancing Term Loans that is not a Loan Party.

(k)      The Borrower or any Co-Borrower may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Incremental Assumption Agreement governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower or a Co-Borrower.

(l)      [Reserved].

(m)      [Reserved].

(n)      [Reserved].

(o)      For purposes of this Agreement and the other Loan Documents, if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Incremental Term Loan

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having the terms of such Refinancing Term Loan. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.21), (i) the aggregate amount of Refinancing Term Loans will not be included in the calculation of the Incremental Amount, (ii) no Refinancing Term Loan is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan at any time or from time to time other than those set forth in clause (j) above, and (iv) all Refinancing Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(p)      Notwithstanding anything in the foregoing to the contrary, (i) for the purpose of determining the number of outstanding SOFR Borrowings upon the incurrence of any Incremental Term Loans, to the extent the last date of Interest Periods for multiple SOFR Borrowings under the Term Facilities fall on the same day, such SOFR Borrowings shall be considered a single SOFR Borrowing and (ii) the initial Interest Period with respect to any SOFR Borrowing of Incremental Term Loans may, at the Borrower’s or the applicable Co-Borrower’s option, be of a duration of a number of Business Days that is less than one month, and the Adjusted Term SOFR with respect to such initial Interest Period shall be the same as the Adjusted Term SOFR applicable to any then-outstanding SOFR Borrowing as the Borrower or the applicable Co-Borrower may direct, so long as the last day of such initial Interest Period is the same as the last day of the Interest Period with respect to such outstanding SOFR Borrowing.

Section 2.22      Defaulting Lender. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)      Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders.”

(ii)      Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting

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Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)      Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III

Representations and Warranties

On the date of each Borrowing, the Borrower and each applicable Co-Borrower represents and warrants to each of the Lenders that:

Section 3.01      Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings (prior to a Qualified IPO), the Borrower, the applicable Co-Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower and each applicable Co-Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02      Authorization. The execution, delivery and performance by the Borrower and each of the Subsidiary Loan Parties and, in the case of Section 3.02(a) and 3.02(b)(i)(B), Holdings (prior to a Qualified IPO), of each of the Loan Documents to which it is a party and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to Holdings, the Borrower or any such Subsidiary Loan Party, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, the Borrower, or any such Subsidiary Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Borrower or any such Subsidiary Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture,

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certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to (x) any property or assets now owned or hereafter acquired by the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens, or (y) any Equity Interests of the Borrower now owned or hereafter acquired by Holdings (prior to a Qualified IPO), other than Liens created by the Loan Documents or Liens permitted by Article VIA.

Section 3.03      Enforceability. This Agreement has been duly executed and delivered by Holdings, the Borrower and the applicable Co-Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower and each Subsidiary Loan Party that is party thereto and the Holdings Guarantee and Pledge Agreement when executed and delivered by Holdings, will constitute a legal, valid and binding obligation of such Loan Party enforceable against Holdings, the Borrower and each such Subsidiary Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests of Foreign Subsidiaries that are not Loan Parties.

Section 3.04      Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrower or any Subsidiary Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) [reserved], (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04 and any other filings or registrations required by the Security Documents.

Section 3.05      Financial Statements. (a) The audited consolidated balance sheets of ADT Inc. and its subsidiaries as of [December 31, 2022 and December 31, 2021], and the related consolidated statements of operations, consolidated income (loss), cash flows and stockholders’ equity for the years ended [December 31, 2022 and December 31, 2021] and (b) the unaudited condensed consolidated balance sheets of ADT Inc. and its subsidiaries as of [__] and the related condensed consolidated statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for the quarter[s] ended [__] including the notes thereto, if applicable, present fairly in all material respects the consolidated financial position of ADT Inc. and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and, if applicable, cash flows for the periods then ended, and, except as set forth on Schedule 3.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes, if applicable, and for normal year-end adjustments and except as otherwise noted therein.

Section 3.06      No Material Adverse Effect. Since [December 31, 2021]3, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

3 NTD: To be the date of the last audited financial statements.

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Section 3.07      Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operation of law. The Equity Interests of the Borrower owned by Holdings (prior to a Qualified IPO) are free and clear of Liens, other than Liens permitted by Article VIA.

(b)      The Borrower and each of the Subsidiaries has complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

Section 3.08      Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrower and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such subsidiary.

(b)      As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of the Borrower or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

Section 3.09      Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10      Federal Reserve Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 3.11      Investment Company Act. None of Holdings (prior to a Qualified IPO), the Borrower and the Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12      Use of Proceeds. The Borrower and each applicable Co-Borrower will use the proceeds of the Term A Loans to redeem a portion of the 2023 Notes and pay fees and expenses incurred in connection with the Transactions.

Section 3.13      Tax Returns. Except as set forth on Schedule 3.13:

(a)      Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower and each of the Subsidiaries has filed or

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caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b)      Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(c)      Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to the Borrower and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14      No Material Misstatements. (a) All written factual information (other than the Projections, forward looking information and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b)      The Projections and other forward looking information and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and information were furnished to the Lenders.

(c)      As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 3.15      Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) none of the Borrower, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA

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Section 3.16      Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is, and in the prior eighteen (18) month period, has been, in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (iii) except as set forth on Schedule 3.16, no Hazardous Material is located at, on or under any property currently or, to the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (iv) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Closing Date, and (v) there has been no material written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Borrower or any of the Subsidiaries of any property currently or, to the Borrower’s knowledge, formerly owned or leased by the Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17      Security Documents. (a) Each of the Collateral Agreement and the Holdings Guarantee and Pledge Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b)      When the Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected (subject to exceptions arising from defects in the chain of title, which defects in the aggregate do not constitute a Material Adverse Effect hereunder) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material domestic Intellectual Property included in the Collateral (but, in the case of the United States registered copyrights included in the Collateral, only to the extent such United States registered copyrights are listed in such ancillary document filed with the United States

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Copyright Office) listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c)      [Reserved].

(d)      Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18      [Reserved].

Section 3.19      Solvency. (a) Immediately after giving effect to the Transactions to occur on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)      As of the Closing Date, immediately after giving effect to the consummation of the Transactions to occur on the Closing Date, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.20      Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 3.21      Insurance. Schedule 3.21 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by

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or on behalf of the Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.22      No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.23      Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.23, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property that are used or held for use in or are otherwise reasonably necessary for the present conduct of their respective businesses, (b) to the knowledge of the Borrower, the Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Borrower and its Subsidiaries is pending or, to the knowledge of the Borrower, threatened and (ii) to the knowledge of the Borrower, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

Section 3.24      Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Material Indebtedness of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Obligations.

Section 3.25      USA PATRIOT Act; OFAC.

(a)    The Borrower and each Subsidiary Loan Party is in compliance in all material respects with the material provisions of the USA PATRIOT Act, and, on or prior to the Closing Date, the Borrower has provided to the Administrative Agent all information related to the Loan Parties (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent not less than 10 Business Days prior to the Closing Date and mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Administrative Agent or any Lender.

(b)      None of Holdings, the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any of the Subsidiaries is currently the target of any sanctions administered by the United States, including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the U.S. State Department, the United Nations Security Council, Her Majesty’s Treasury, the European Union or relevant member states of the European Union (collectively, the “Sanctions”) and Borrower and its Subsidiaries and, to the knowledge of Borrower, their respective directors, officers, employees and agents are in compliance with sanctions laws and regulations administered by the United States, including OFAC and the U.S. State Department, the United Nations Security Council, Her Majesty’s Treasury, the European Union or relevant member states of the European Union (collectively, the “Sanctions Laws”) in all material respects. The Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person that is currently the target of any Sanctions or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any country that is the target of the Sanctions, to the extent such activities, businesses or transaction would be prohibited by the Sanctions Laws, or in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto

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Section 3.26      Foreign Corrupt Practices Act. Holdings, the Borrower and its Subsidiaries, and, to the knowledge of the Borrower or any of its Subsidiaries, their directors, officers, agents or employees, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Borrower or any of its Subsidiaries conduct their business and to which they are lawfully subject (“Anti-Corruption Laws”), in each case, in all material respects. No part of the proceeds of the Loans made hereunder will be used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Article IV

Conditions of Lending

The obligations of the Lenders to make Loans are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

Section 4.01      All Borrowings. On the date of each Borrowing (in the case of clauses (b) and (c), other than pursuant to an Incremental Assumption Agreement):

(a)      The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).

(b)      The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)      At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

Each such Borrowing shall be deemed to constitute a representation and warranty by the Borrower and the applicable Co-Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02      Closing Date. On or prior to the Closing Date:

(a)      The Administrative Agent (or its counsel) shall have received from each of Holdings, the Borrower, the applicable Co-Borrower, the Administrative Agent and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b)      The Administrative Agent shall have received, on behalf of itself and the Lenders, a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as special counsel for the Loan Parties (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

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(c)      The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(i)      that attached thereto is a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent documents, including all amendments thereto, of such Loan Party, (1) certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, or (2) otherwise certified by the Secretary or Assistant Secretary of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii)      that attached thereto is a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such Loan Party’s jurisdiction of organization) of such Loan Party as of a recent date from such Secretary of State (or other similar official),

(iii)      that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv)      that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrower and the applicable Co-Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v)      as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(vi)      as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.

(d)      The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code, tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

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(e)      The Administrative Agent shall have received the financial statements referred to in Section 3.05.

(f)      The Lenders shall have received a solvency certificate substantially in the form of Exhibit E and signed by a Financial Officer of the Borrower confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions to occur on the Closing Date.

(g)      The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date pursuant to the Fee Letter and, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date (which amounts may be offset against the proceeds of the Loans).

(h)      Except as set forth in Schedule 5.12 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement”) and subject to the grace periods and post-closing periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date.

(i)      The Administrative Agent shall have received at least three (3) Business Days before the Closing Date all documentation and other information reasonably required by Section 3.25(a), to the extent such information has been reasonably requested not less than ten (10) Business Days prior to the Closing Date.

(j)      The Borrower shall have delivered to the Administrative Agent a certificate dated as of the Closing Date, to the effect set forth in Sections 4.01(b) and (c) and hereof.

(k)      On or prior to the Closing Date, the Borrower shall have issued an irrevocable notice of redemption to redeem at least $600,000,000 of the outstanding 2023 Notes, which notice of redemption shall provide that such 2023 Notes to be redeemed shall be redeemed on the date that is no later than 30 days after the Closing Date.

For purposes of determining compliance with the conditions specified in Section 4.01 and this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing on the Closing Date, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

Article V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

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Section 5.01      Existence; Business and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 6.05).

(b)      Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02      Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, cause the Collateral Agent to be listed as an additional insured on liability policies. Notwithstanding the foregoing, the Borrower and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b)      [Reserved].

(c)      [Reserved].

(d)      In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)      the Administrative Agent, the Collateral Agent, the Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders and their agents and employees;

(ii)      the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the

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Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties; and

(iii)      the amount and type of insurance that the Borrower and its Subsidiaries has in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.

Section 5.03      Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04      Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)      within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, [__]), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b)      within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending [__]), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)      (x) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or

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Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the end of the first full fiscal quarter after the Closing Date, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating the calculation of the Net First Lien Leverage Ratio and compliance with the Financial Covenant and (iii) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended if the Borrower shall have used the Cumulative Credit (other than pursuant to clause (a) of the definition of “Cumulative Credit”) for any purpose during such fiscal period and (y) concurrently with any delivery of financial statements under clause (a) above, if the accounting firm is not restricted from providing such a certificate by its policies office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d)      promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower (or Holdings or any Parent Entity referred to in Section 5.04(h)) or the website of the SEC;

(e)      within 90 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after the beginning of each fiscal year (commencing with the fiscal year ending December 31, [__]), a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof;

(f)      upon the reasonable request of the Administrative Agent not more frequently than once a year, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (f) or Section 5.10(f);

(g)      promptly, from time to time, (i) such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender) or (ii) information and documentation reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws and the Beneficial Ownership Regulation;

(h)      in the event that Holdings or any Parent Entity reports on a consolidated basis, such consolidated reporting at Holdings or such Parent Entity’s level in a manner consistent with that described in clauses (a) and (b) of this Section 5.04 for the Borrower (together with a reconciliation

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showing the adjustments necessary to determine compliance by the Borrower and its Subsidiaries with the Financial Covenant) will satisfy the requirements of such paragraphs; and

(i)      at a time mutually agreed with the Administrative Agent after the delivery of the financial statements required pursuant to Sections 5.04(a) and 5.04(b) (but not later than 10 Business Days after such delivery), upon request of the Administrative Agent, the Borrower shall cause appropriate Financial Officers or other officers with reasonably equivalent duties of the Borrower to participate in one conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently ended fiscal period; provided that to the extent the Borrower hosts a quarterly conference call for the holders of the Existing ADT Roll-Over Notes, the 2024 Senior Secured Notes, the 2026 Senior Secured Notes, the 2027 Senior Secured Notes, the 2029 Senior Secured Notes or the Second Priority Senior Secured Notes or the lenders under the First Lien Credit Agreement or, in each case, any Permitted Refinancing Indebtedness in respect thereof, the Borrower’s participation in such conference call shall satisfy the requirements of this Section 7.04(i) so long as the Administrative Agent and the Lenders are provided reasonable prior notice of such conference call and the Lenders hereunder are afforded a reasonable opportunity to participate therein.

The Borrower hereby acknowledges and agrees that all financial statements furnished pursuant to paragraphs (a), (b) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph.

Section 5.05      Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings (prior to a Qualified IPO) or the Borrower obtains actual knowledge thereof:

(a)      any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)      the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)      any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)      the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Section 5.06      Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions Laws in connection with the Borrower’s or its

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Subsidiaries’ business operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.07      Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings (prior to a Qualified IPO) or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings (prior to a Qualified IPO) or the Borrower to discuss the affairs, finances and condition of Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

Section 5.08      Use of Proceeds. Use the proceeds of the Loans made in the manner contemplated by Section 3.12.

Section 5.09      Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10      Further Assurances; Additional Security.

(a)      Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)      If any asset (other than Real Property) that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $10,000,000 is acquired by the Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property), the Borrower or such Subsidiary Loan Party, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Subsidiary Loan Parties to take, such actions as shall be reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to clause (g) below.

(c)      [Reserved].

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(d)      If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date (including, without limitation, pursuant to a Delaware LLC Division or Delaware LP Division) (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Loan Party, within 15 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent may agree in its reasonable discretion (or, with respect to clause (h) of the definition of “Collateral and Guarantee Requirement,” within 120 days after such formation or acquisition or such longer period as set forth therein or as the Collateral Agent may agree in its reasonable discretion, as applicable), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to clause (g) below.

(e)      If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary of a Loan Party, within 15 Business Days after the date such Foreign Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within 50 Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to clause (g) below.

(f)      Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number, (D) in any Loan Party’s jurisdiction of organization or (E) in the location of the chief executive office of any Loan Party that is not a registered organization; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within 30 days following such change (or such longer period as the Collateral Agent may agree in its reasonable discretion), under the Uniform Commercial Code that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(g)      The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) any Real Property, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, except to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1) and commercial tort claims with a value of less than $10,000,000, (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation permitted under the Loan Documents and binding on assets to the extent in existence on the Closing Date or on the date of acquisition thereof and not entered into in contemplation of acquisition of such asset (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), (iv) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower in consultation with the Administrative Agent, (v) any lease, license or other agreement to the extent that

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a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than Holdings, the Borrower or any Guarantor) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (vi) those assets as to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (vii) any governmental licenses or state or local licenses, franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (viii) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed, (ix) other customary exclusions under applicable local law or in applicable local jurisdictions to be set forth in applicable Security Documents, (x) Securitization Assets sold to any Special Purpose Securitization Subsidiary or otherwise pledged, factored, transferred or sold in connection with any Permitted Securitization Financing, and any other assets subject to Liens securing Permitted Securitization Financings, (xi) any Excluded Securities, (xii) any Third Party Funds, (xiii) any equipment or other asset that is subject to a Lien permitted by any of clauses (c)(i), (i), (j) or (aa) of Section 6.02 or is otherwise subject to a purchase money debt or a Capitalized Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt or Capitalized Lease Obligation prohibits or requires the consent of any person (other than Holdings, the Borrower or a Subsidiary Loan Party) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or other applicable law, (xiv) all assets of Holdings other than Equity Interests of the Borrower and the proceeds thereof directly held by Holdings and pledged pursuant to the Holdings Guarantee and Pledge Agreement and (xv) any other exceptions mutually agreed upon between the Borrower and the Collateral Agent; provided, that the Borrower may in its sole discretion elect to exclude any property from the definition of “Excluded Property.” Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waiver of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (B) no control agreement or control, lockbox or similar arrangement shall be required with respect to any deposit accounts, securities accounts or commodities accounts, (C) no landlord, mortgagee or bailee waivers shall be required, (D) no foreign-law governed security documents or perfection under foreign law shall be required, (E) no notice shall be required to be sent to account debtors or other contractual third parties prior to an Event of Default and (F) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents.

Section 5.11      [Reserved].

Section 5.12      Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.12 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).

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Article VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01      Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)      (i) Indebtedness existing or committed on the ADT Closing Date (provided, that any such Indebtedness that is (x) not intercompany Indebtedness and (y) in excess of $5,000,000 shall be set forth on Schedule 6.01), and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b)      (i) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c)      Indebtedness of the Borrower or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d)      Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e)      Indebtedness of the Borrower to Holdings or any Subsidiary and of any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties incurred pursuant to this Section 6.01(e) shall be subject to Section 6.04 and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated to the Obligations under this Agreement on subordination terms described in the intercompany note delivered to the Collateral Agent prior to the Closing Date or on other subordination terms reasonably satisfactory to the Administrative Agent and the Borrower;

(f)      Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h)      (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise incurred or assumed by the Borrower or any Subsidiary in connection with the acquisition of

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assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement; provided, that, (w) in the case of any such Indebtedness secured by Liens on Collateral that are Other First Liens, the Net First Lien Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not greater than 3.20 to 1.00 or (II) not greater than the Net First Lien Leverage Ratio in effect immediately prior thereto, (x) in the case of any such Indebtedness secured by Liens on Collateral that are Junior Liens, the Net Secured Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not greater than 3.60 to 1.00 or (II) not greater than the Net Secured Leverage Ratio in effect immediately prior thereto, (y) in the case of any other such Indebtedness, the Interest Coverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not less than 2.00 to 1.00 or (II) not less than the Interest Coverage Ratio in effect immediately prior thereto and (z) in the case of any such Indebtedness incurred under this clause (h) by a Subsidiary other than a Subsidiary Loan Party, the aggregate outstanding principal amount of such Indebtedness immediately after giving effect to such acquisition, merger or consolidation, the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions shall not exceed the greater of $350,000,000 and 0.12 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided, further, that the incurrence (but not assumption) of term loan Indebtedness pursuant to clause (i)(w) above shall be subject to the last paragraph of Section 6.02; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i)      (x) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i)(x), would not exceed the greater of $250,000,000 and 0.075 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(j)      (i) Capitalized Lease Obligations and any other Indebtedness incurred by the Borrower or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(k)      (i) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $350,000,000 and 0.12 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(l)      Indebtedness of the Borrower or any Subsidiaries in an aggregate outstanding principal amount not greater than 100% of the net cash proceeds received by the Borrower after the ADT Closing Date from (x) the issuance or sale of its Qualified Equity Interests or (y) a contribution to its common equity with the net cash proceeds from the issuance and sale by Holdings or a Parent

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Entity of its Qualified Equity Interests or a contribution to its common equity (in each case of (x) and (y), other than proceeds from the sale of Equity Interests to, or contributions from, the Borrower or any of its Subsidiaries), to the extent such net cash proceeds do not constitute Excluded Contributions;

(m)      Guarantees (i) by Holdings, the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party, and (iv) by the Borrower of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(t) to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)); provided, that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(n)      Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the 2015 Transactions, the ADT Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o)      Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practices;

(p)      (i) Indebtedness, including Indebtedness in respect of the Second Priority Senior Secured Notes, in an aggregate principal amount outstanding pursuant to this Section 6.01(p) not to exceed $1,300,000,000 and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q)      (i) Indebtedness secured by Liens on Collateral that are Other First Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 3.20 to 1.00; provided that (x) the aggregate principal amount of Indebtedness outstanding under this clause (q)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q)(i), Section 6.01(r)(i) and Section 6.01(s)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $475,000,000 and 0.17 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (y) the incurrence of term loan Indebtedness pursuant to this clause (q)(i) shall be subject to the last paragraph of Section 6.01 and the last paragraph of Section 6.02, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(r)      (i) Indebtedness secured by Liens on Collateral that are Junior Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 3.60 to 1.00; provided that (x) the aggregate principal amount of Indebtedness outstanding under this clause (r)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section

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6.01(q)(i), this Section 6.01(r)(i) and Section 6.01(s)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $475,000,000 and 0.17 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (y) the incurrence of any term loan Indebtedness pursuant to this clause (r)(i) shall be subject to the last paragraph of this Section 6.01, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(s)      (i) unsecured Indebtedness so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Interest Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00; provided that (x) the aggregate principal amount of Indebtedness outstanding under this clause (s)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(q)(i), Section 6.01(r)(i) and this Section 6.01(s)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $475,000,000 and 0.17 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (y) the incurrence of any term loan Indebtedness pursuant to this clause (s)(i) shall be subject to the last paragraph of this Section 6.01, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(t)      (i) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $350,000,000 and 0.12 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(u)      Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(v)      Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business;

(w)      Indebtedness in connection with Permitted Securitization Financings;

(x)      obligations in respect of Cash Management Agreements;

(y)      (i) Refinancing Notes and (ii) any Permitted Refinancing Indebtedness incurred in respect thereof;

(z)      (i) Indebtedness in an aggregate principal amount outstanding not to exceed the Incremental Amount available at the applicable time of determination set forth in the definition thereof; provided that the incurrence of term loan Indebtedness pursuant to this clause (z)(i) shall be subject to the last paragraph of Section 6.02, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(aa)      Guarantees of Indebtedness under customer financing lines of credit entered into in the ordinary course of business;

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(bb)      (i) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(bb), would not exceed the greater of $150,000,000 and 0.05 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(cc)      Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any Parent Entity permitted by Section 6.06;

(dd)      Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the 2015 Transactions, the ADT Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(ee)      Indebtedness of the Borrower or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Borrower and its Subsidiaries;

(ff)      Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(gg)      Indebtedness supported by a letter of credit issued under the First Lien Credit Agreement or any other revolving credit or letter of credit facility permitted by Section 6.01 in a principal amount not in excess of the stated amount of such letter of credit;

(hh)      (i) Indebtedness, including Indebtedness in respect of the 2024 First Lien Notes, the 2026 First Lien Notes, the 2027 First Lien Notes and the 2029 First Lien Notes in an aggregate principal amount outstanding pursuant to this Section 6.01(hh)(i) not to exceed $4,100,000,000 and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(ii)      (x)(i) Indebtedness of the Borrower or any Subsidiary Loan Party, including Indebtedness in respect of the Existing ADT Roll-Over Notes, in an aggregate principal amount outstanding pursuant to this Section 6.01(ii)(x)(i) not to exceed $[850,000,000]4 plus, until the 30th day after the Closing Date, $600,000,000 representing the aggregate principal amount of 2023 Notes called for redemption on or prior to the Closing Date and (ii) any Indebtedness that constitutes a Refinancing of any Existing ADT Roll-Over Notes that have a final maturity date on or before the Term A Facility Maturity Date and (y) any Permitted Refinancing Indebtedness in respect thereof;

(jj)      (i) Indebtedness, including Indebtedness incurred under the First Lien Credit Agreement, in an aggregate principal amount outstanding pursuant to this Section 6.01(jj)(i)(x) not to exceed the sum of (x) $[__]5 and (y) the amount available to be incurred pursuant to the definition of

4 NTD: To be the outstanding Existing ADT Roll-Over Notes after giving effect to the $600m reduction in the 2023 Notes with the proceeds of the Term A Loans.

5 NTD: To be the sum of the outstanding term loans and revolving facility commitments under the First Lien Credit Agreement as of the Closing Date.

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“Incremental Amount” as defined in the First Lien Credit Agreement, and other amounts permitted to be incurred in lieu thereof and (ii) any Permitted Refinancing Indebtedness in respect thereof; and

(kk)      all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (jj) above or refinancings thereof.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (kk) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (kk), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause; provided, that (v) all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01, (w) all Indebtedness outstanding on the Closing Date in respect of the Second Priority Senior Secured Notes shall at all times be deemed to have been incurred pursuant to clause (p) of this Section 6.01, (x) all Indebtedness outstanding on the Closing Date in respect of the 2024 First Lien Notes, the 2026 First Lien Notes, the 2027 First Lien Notes and the 2029 First Lien Notes shall at all times be deemed to have been incurred pursuant to clause (hh) of this Section 6.01, (y) all Indebtedness outstanding on the Closing Date in respect of the Existing ADT Roll-Over Notes shall at all times be deemed to have been incurred pursuant to clause (ii) of this Section 6.01 and (z) all Indebtedness outstanding on the Closing Date under the First Lien Credit Agreement shall at all times be deemed to have been incurred pursuant to clause (jj) of this Section 6.01. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

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With respect to any Indebtedness incurred pursuant to Sections 6.01(q)(i), 6.01(r)(i) or 6.01(s)(i), (A) the final maturity date of any such Indebtedness shall be no earlier than the Term A Facility Maturity Date and (B) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Term A Loans.

Section 6.02      Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Borrower or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)      Liens on property or assets of the Borrower and the Subsidiaries existing on the ADT Closing Date (or created following the ADT Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, to the extent securing Indebtedness in an aggregate principal amount in excess of $5,000,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the ADT Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b)      any Lien created under the Loan Documents;

(c)      any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) in the case of Liens that do not extend to the Collateral, such Lien does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof)), (ii) in the case of Liens on the Collateral that are (or are intended to be) junior in priority to the Liens securing the Term A Loans, such Liens shall be subject to a Permitted Junior Intercreditor Agreement and (iii) in the case of Liens on the Collateral that are (or are intended to be) pari passu with the Liens on the Collateral securing the Term A Loans, (x) such Liens shall be subject to a Permitted Pari Passu Intercreditor Agreement and (y) such Liens shall be subject to the last paragraph of this Section 6.02;

(d)      Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;

(e)      Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)      (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

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(g)      deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)      zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i)      Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of the Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby) or sold in the applicable Sale and Lease-Back Transaction, and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j)      Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k)      Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)      Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to the Collateral and Guarantee Requirement, Section 5.10 or Schedule 5.12 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m)      any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n)      Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered

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into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(o)      Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(p)      Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations permitted under Section 6.01(f), (k) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and the proceeds and products thereof;

(q)      leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(r)      Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)      Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t)      (i) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01 and (ii) Liens with respect to property or assets of the applicable joint venture or the Equity Interests of such joint venture securing Indebtedness permitted under Section 6.01(bb);

(u)      Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(v)      the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w)      agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of their Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x)      Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(y)      Liens (i) on Equity Interests of joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests of Unrestricted Subsidiaries;

(z)      Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

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(aa)      Liens in respect of Permitted Securitization Financings that extend only to the assets subject thereto;

(bb)      Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc)      in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(dd)      Liens securing Indebtedness or other obligation (i) of the Borrower or a Subsidiary in favor of the Borrower or any Subsidiary Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(ee)      Liens (i) on not more than $24,000,000 of deposits securing Hedging Agreements entered into for non-speculative purposes and (ii) on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ff)      Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(gg)      Liens on Collateral that are Junior Liens, so long as immediately after giving effect to the incurrence of the Indebtedness secured by such Junior Liens and the use of proceeds thereof, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 3.60 to 1.00;

(hh)      Liens on Collateral that are Other First Liens, so long as immediately after giving effect to the incurrence of the Indebtedness secured by such Other First Liens and the use of proceeds thereof, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 3.20 to 1.00; provided that such Liens shall be subject to the last paragraph of this Section 6.02;

(ii)      Liens on Collateral that are Other First Liens, so long as such Other First Liens secure Indebtedness permitted by Section 6.01(b), 6.01(h)(i)(w) (and Permitted Refinancing Indebtedness in respect thereof), 6.01(q), 6.01(y), 6.01(z), 6.01(hh), 6.01(ii) or 6.01(jj);

(jj)      Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Borrower or any of the Subsidiaries in the ordinary course of business;

(kk)      Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 6.02; provided, however, that (v) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then such Liens on such Collateral being incurred under this clause (kk) shall also be Junior Liens, (w) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Other First Liens, then such Liens on such Collateral being incurred under this clause (kk) may also be Other First Liens, as applicable, (x) (other than Liens contemplated by the foregoing clauses (v) and (w)) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such

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property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, (B) unpaid accrued interest and premium (including tender premiums) and (C) an amount necessary to pay any associated underwriting discounts, defeasance costs, fees, commissions and expenses, and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall be no different from the grantors of the Liens securing the Indebtedness being Refinanced or grantors that would have been obligated to secure such Indebtedness or a Loan Party;

(ll)      other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate outstanding principal amount that, immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $350,000,000 and 0.12 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(mm)      [reserved];

(nn)      Liens that are Junior Liens, so long as such Junior Liens secure Indebtedness permitted by Section 6.01(p), Section 6.01(hh), Section 6.01(ii) or Section 6.01(jj); and

(oo)      Liens created under the First Lien Credit Agreement Loan Documents securing obligations in respect of Hedging Agreements and Cash Management Agreements.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (oo) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (oo), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred pursuant to any other clause. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 6.03      Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to (i) Excluded Property, (ii) property owned by the Borrower or any Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 365 days of the acquisition of such property or (iii) property owned by any Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) with respect to any other property owned by the Borrower or any Subsidiary Loan Party,

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(x) if such Sale and Lease-Back Transaction is of property owned by the Borrower or any Subsidiary Loan Party as of the ADT Closing Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b) and (y) with respect to any Sale and Lease-Back Transaction pursuant to this clause (b) with Net Proceeds in excess of $3,300,000 individually or $16,200,000 in the aggregate in any fiscal year, the requirements of the last paragraph of Section 6.05 shall apply to such Sale and Lease-Back Transaction to the extent provided therein.

Section 6.04      Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person (other than in respect of intercompany liabilities incurred in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries incurred in the ordinary course of business), or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a)      [reserved];

(b)      (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided, that as at any date of determination, the aggregate outstanding amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) of (A) Investments made after the ADT Closing Date by the Loan Parties pursuant to subclause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net outstanding intercompany loans made after the ADT Closing Date by the Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to subclause (ii), plus (C) outstanding Guarantees by the Loan Parties of Indebtedness after the ADT Closing Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to subclause (iii) (excluding for purposes of the calculation in this proviso any Investment made at a time when, immediately after giving effect thereto, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 3.15 to 1.00, which Investment shall be permitted under this Section 6.04(b) without regard to such calculation), shall not exceed the sum of (X) the greater of (1) $150,000,000 and (2) 0.05 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment;

(c)      Permitted Investments and Investments that were Permitted Investments when made;

(d)      Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e)      loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of $27,500,000 and 1.20% of Consolidated Total Assets as of the end of the then most recently ended Test Period, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

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(f)      accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)      Hedging Agreements entered into for non-speculative purposes;

(h)      Investments existing on, or contractually committed as of, the ADT Closing Date and set forth on Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the ADT Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the ADT Closing Date or as otherwise permitted by this Section 6.04);

(i)      Investments resulting from pledges and deposits under Sections 6.02(f), (g), (o), (r), (s), (ee) and (ll);

(j)      other Investments by the Borrower or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) the greater of $350,000,000 and 0.12 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (Y) so long as no Default or Event of Default has occurred and is continuing, any portion of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j)(Y) which such election shall (unless such Investment is made pursuant to clause (a) of the definition of “Cumulative Credit”) be set forth in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied, and plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(j);

(k)      Investments constituting Permitted Business Acquisitions;

(l)      intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(m);

(m)      Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n)      Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with

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Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o)      acquisitions by the Borrower of obligations of one or more officers or other employees of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p)      Guarantees by the Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q)      Investments to the extent that payment for such Investments is made with Equity Interests of the Borrower, Holdings or any Parent Entity; provided, that the issuance of such Equity Interests are not included in any determination of the Cumulative Credit;

(r)      Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by Holdings, the Borrower or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined in good faith by the Borrower, so contributed pursuant to this clause (r) shall not in the aggregate exceed $13,500,000 and (ii) in respect of each such contribution, a Responsible Officer of the Borrower shall certify, in a form to be agreed upon by the Borrower and the Administrative Agent (x) immediately after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) the fair market value (as determined in good faith by the Borrower) of the assets so contributed and (z) that the requirements of clause (i) of this proviso remain satisfied;

(s)      Investments consisting of Restricted Payments permitted under Section 6.06;

(t)      Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(u)      [reserved];

(v)      Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(w)      advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x)      Investments by the Borrower and its Subsidiaries, including loans to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y)      Investments consisting of Securitization Assets or arising as a result of Permitted Securitization Financings;

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(z)      Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other arrangements with other persons;

(aa)      to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(bb)      Investments received substantially contemporaneously in exchange for Equity Interests of the Borrower, Holdings or any Parent Entity; provided, that the issuance of such Equity Interests are not included in any determination of the Cumulative Credit;

(cc)      Investments in joint ventures; provided that the aggregate outstanding amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) of Investments made after the ADT Closing Date pursuant to this Section 6.04(cc) (excluding for purposes of the calculation in this proviso any Investment made at a time when, immediately after giving effect thereto, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 3.15 to 1.00, which Investment shall be permitted under this Section 6.04(cc) without regard to such calculation) shall not exceed the sum of (X) the greater of $150,000,000 and 0.05 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (Y) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(cc) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(cc);

(dd)      Investments in Similar Businesses in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the sum of (X) the greater of $150,000,000 and 0.05 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(dd) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(dd); and

(ee)      Investments in any Unrestricted Subsidiaries after giving effect to the applicable Investments, in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the sum of (X) the greater of $75,000,000 and 0.025 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(ee) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed

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to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(ee).

The amount of Investments that may be made at any time pursuant to Section 6.04(b), 6.04(j) or 6.04(dd) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided, that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

Any Investment in any person other than the Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower in good faith) valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

For purposes of determining compliance with this covenant, (A) an Investment (or any portion thereof) need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in the above clauses, the Borrower may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such permitted Investment (or any portion thereof) in any manner that complies with this covenant and at the time of division, classification or reclassification will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the categories of permitted Investments (or any portion thereof) described in the above clauses.

Section 6.05      Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a)      (i) the purchase and Disposition of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrower), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary, (iv) [reserved] or (v) the Disposition of Permitted Investments in the ordinary course of business;

(b)      if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger or consolidation of any Subsidiary with or into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of any Subsidiary with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary

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that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary may merge or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04), which shall be a Loan Party if the merging or consolidating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vi) any Subsidiary may merge or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c)      Dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.04;

(d)      Sale and Lease-Back Transactions permitted by Section 6.03;

(e)      Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06;

(f)      Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)      other Dispositions of assets; provided, that the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby;

(h)      Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving entity or the requirements of Section 6.05(n) are otherwise complied with;

(i)      leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j)      Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Borrower and its Subsidiaries determined in good faith by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k)      acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of clause (a) of the definition of “Net Proceeds”;

(l)      the purchase and Disposition (including by capital contribution) of Securitization Assets including pursuant to Permitted Securitization Financings;

(m)      any exchange of assets for services and/or other assets used or useful in a Similar Business of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $12,000,000, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (iii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $18,000,000, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or

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the Borrower; provided, further, that (A) no Default or Event of Default exists or would result therefrom, (B) the Net Proceeds, if any, thereof are applied in accordance with Section 2.11(b) to the extent required thereby and (C) with respect to any exchange of assets for services, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance with the First Lien Credit Agreement Financial Covenant;

(n)      if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary or any other person may be merged, amalgamated or consolidated with or into the Borrower, provided that (A) the Borrower shall be the surviving entity or (B) if the surviving entity is not the Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Holdings Guarantee and Pledge Agreement or the Subsidiary Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3) and (5) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement); and

(o)      any Disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC or Delaware Divided LP and would otherwise not be prohibited hereunder; provided that any disposition or other allocation of any assets (including any equity interests of such Delaware Divided LLC or Delaware Divided LP) in connection therewith is otherwise permitted hereunder.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) or, solely with respect to Sale and Lease-Back Transactions referred to in clause (b)(y) of Section 6.03, under Section 6.05(d), shall be permitted unless (i) such Disposition is for fair market value (as determined in good faith by the Borrower), or if not for fair market value, the shortfall is permitted as an Investment under Section 6.04, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value (as determined in good faith by the Borrower) of less than $20,000,000 or to other transactions involving assets with a fair market value (as determined in good faith by the Borrower) of not more than the greater of $250,000,000 and 0.10 times the EBITDA calculated on a Pro Forma Basis for the most recently ended Test Period in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition having an

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aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $150,000,000 and 0.05 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 6.06      Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Borrower’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a)      Restricted Payments may be made to the Borrower or any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b)      Restricted Payments may be made in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of Equity Interests or debt securities of Holdings or any Parent Entity whether or not consummated, (iii) franchise and similar taxes and other fees and expenses in connection with the maintenance of its (or any Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) payments permitted by Section 6.07(b) (other than Section 6.07(b)(vii)), (v) in respect of any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign tax purposes of which a direct or indirect parent of the Borrower is the common parent, or for which the Borrower is a disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any direct or indirect parent of the Borrower in an amount not to exceed the amount of any U.S. federal, state, local or foreign taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group, and (vi) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of subclauses (i) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such subclauses (i) and (iii) that are allocable to the Borrower and its Subsidiaries (which shall be 100% at any time that, as the case may be, (x) Holdings owns no material assets other than the Equity Interests of the Borrower and assets incidental to such equity ownership or (y) any Parent Entity owns directly or indirectly no material assets other than Equity Interests of Holdings and any other Parent Entity and assets incidental to such equity ownership);

(c)      Restricted Payments may be made to Holdings, the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers

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or employees of any Parent Entity, Holdings, the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (c) shall not exceed in any fiscal year $48,000,000 (plus (x) the amount of net proceeds contributed to the Borrower that were (x) received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity to directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that such proceeds are not included in any determination of the Cumulative Credit, (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, and (z) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Holdings, any Parent Entity, the Borrower or the Subsidiaries in connection with the ADT Transactions that are foregone in return for the receipt of Equity Interests), which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d)      any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e)      so long as (i) no Default or Event of Default has occurred and is continuing and (ii) after giving effect to such Restricted Payment, the Net Total Leverage Ratio on a Pro Forma Basis is not greater than 3.65 to 1.00, Restricted Payments may be made in an aggregate amount equal to a portion of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.06(e), which such election shall (unless such Restricted Payment is made pursuant to clause (a) of the definition of “Cumulative Credit”) be set forth in a written notice of a Responsible Officer of the Borrower, which notice shall set forth calculations in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(f)      [Reserved];

(g)      Restricted Payments may be made to pay, or to allow Holdings or any Parent Entity to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h)      Restricted Payments may be made to pay, or to allow Holding or any Parent Entity to pay, dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount not to exceed $400,000,000 per fiscal year;

(i)      Restricted Payments may be made to Holdings or any Parent Entity to finance any Investment that if made by the Borrower or any Subsidiary directly would be permitted to be made pursuant to Section 6.04; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

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(j)      other Restricted Payments, combined with payments and distributions under Section 6.09(b)(i)(G), may be made in an aggregate amount not to exceed the greater of $415,000,000 and 0.15 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the date of such Restricted Payment; provided, that no Event of Default shall have occurred and be continuing;

(k)      [reserved];

(l)      Restricted Payments may be made with Excluded Contributions;

(m)      other Restricted Payments so long as, immediately after giving effect to such payment or distribution on a Pro Forma Basis, the Net Total Leverage Ratio is not greater than 2.90 to 1.00; provided, that no Event of Default shall have occurred and be continuing; and

(n)      Restricted Payments may be made in an amount permitted pursuant to Section 6.06(n) and Section 6.06(o) of the First Lien Credit Agreement.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

For purposes of determining compliance with this covenant, (A) a Restricted Payment (or portion thereof) need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses, the Borrower may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such permitted Restricted Payment (or any portion thereof) in any manner that complies with this covenant and at the time of division, classification or reclassification will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses. In the event that a Restricted Payment (or any portion thereof) is divided, classified or reclassified under Section 6.06(m) (such clause, the “Restricted Payments Incurrence Clause”), the determination of the amount of such Restricted Payment (or any portion thereof) that may be made pursuant to the Restricted Payments Incurrence Clause shall be made without giving pro forma effect to any substantially concurrent Restricted Payment (or any portion thereof) divided, classified or reclassified under any of the above clauses other than the Restricted Payments Incurrence Clause or the incurrence of Indebtedness to finance any such Restricted Payment (or any portion thereof).

Section 6.07      Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Borrower, Holdings, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $33,000,000, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Borrower or such Subsidiary in good faith.

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(b)      The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)      any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings or of the Borrower,

(ii)      loans or advances to employees or consultants of Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in accordance with Section 6.04(e),

(iii)      transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Borrower or a Subsidiary is the surviving entity),

(iv)      the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries (which (x) shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests of the Borrower, Holdings or any Parent Entity and assets incidental to the ownership of the Borrower and its Subsidiaries and (y) in all other cases shall be as determined in good faith by management of the Borrower)),

(v)      subject to the limitations set forth in Section 6.07(b)(xiv), if applicable, permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $7,000,000, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Borrower in good faith),

(vi)      (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii)      Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity), and Investments permitted under Section 6.04,

(viii)      any purchase by Holdings of the Equity Interests of the Borrower; provided, that any Equity Interests of the Borrower purchased by Holdings (prior to a Qualified IPO of the Borrower) shall be pledged to the Collateral Agent (and deliver the relevant certificates or other instruments (if any) representing such Equity Interests to the Collateral Agent) on behalf of the Lenders to the extent required by the Collateral Agreement,

(ix)      payments by the Borrower or any of the Subsidiaries to the Fund or any Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower in good faith,

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(x)      transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi)      any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view,

(xii)      subject to subclause (xiv) below, if applicable, the payment of all fees, expenses, bonuses and awards related to the ADT Transactions, including fees to the Fund or any Fund Affiliate,

(xiii)      transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xiv)      any agreement to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Fund or any Fund Affiliate (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $25,000,000 and 1% of EBITDA for any such fiscal year, plus reasonable out of pocket costs and expenses in connection therewith in any fiscal year and unpaid amounts for any prior periods from and including the fiscal year in which the ADT Closing Date occurred; plus (2) any deferred, accrued or other fees in respect of any fiscal years from and including the fiscal year in which the ADT Closing Date occurred (to the extent such fees in the aggregate do not exceed the amounts described in clause (A)(1) above in respect of such fiscal years), plus (B) 1% of the value of transactions (including, for the avoidance of doubt, the ADT Transactions) with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services, plus (C) so long as no Event of Default has occurred and is continuing, the present value of all future amounts payable pursuant to any agreement referred to in clause (A)(1) above in connection with the termination of such agreement with the Fund and its Fund Affiliates; provided, that if any such payment pursuant to clause (C) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom,

(xv)      the issuance, sale or transfer of Equity Interests of the Borrower or any Subsidiary to Holdings (or any Parent Entity) and capital contributions by Holdings (or any Parent Entity) to the Borrower or any Subsidiary,

(xvi)      the issuance of Equity Interests to the management of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with the ADT Transactions,

(xvii)      payments by Holdings (and any Parent Entity), the Borrower and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with clause (v) of Section 6.06(b),

(xviii)      transactions pursuant to any Permitted Securitization Financing,

(xix)      payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of Holdings or the

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Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xx)      transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries,

(xxi)      transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower; provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity,

(xxii)      transactions permitted by, and complying with, the provisions of Section 6.05,

(xxiii)      intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein, and

(xxiv)      Investments by the Fund or a Fund Affiliate in securities of the Borrower or any of the Subsidiaries so long as (A) the Investment is being offered generally to other investors on the same or more favorable terms and (B) the Investment constitutes less than 5% of the outstanding issue amount of such class of securities.

Notwithstanding the foregoing, any portfolio company that is an Affiliate of the Fund or a Fund Affiliate shall not be considered an Affiliate of the Borrower or its Subsidiaries with respect to any transaction, so long as such transaction is in the ordinary course of business.

Section 6.08      Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business, and in the case of a Special Purpose Securitization Subsidiary, Permitted Securitization Financings.

Section 6.09      Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiary Loan Parties.

(b)      (i) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, except for:

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(A)      Refinancings with any Indebtedness permitted to be incurred under Section 6.01;

(B)      payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing (or within twelve months thereof);

(C)      payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Holdings from the issuance, sale or exchange by Holdings (or any Parent Entity) of Equity Interests that are not Disqualified Stock made within eighteen months prior thereto; provided, that such proceeds are not included in any determination of the Cumulative Credit;

(D)      the conversion of any Junior Financing to Equity Interests of the Borrower, Holdings or any Parent Entity;

(E)      so long as (1) no Event of Default has occurred and is continuing and (2) after giving effect to such payments or distributions, the Net Total Leverage Ratio on a Pro Forma Basis is not greater than 3.65 to 1.00, payments or distributions in respect of Junior Financings prior to any scheduled maturity made, in an aggregate amount, not to exceed a portion of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.09(b)(i)(E), which such election shall (unless such payment or distribution is made pursuant to clause (a) of the definition of “Cumulative Credit”) be set forth in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail of the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(F)      other payments and distributions in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of $350,000,000 and 0.12 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided, that no Event of Default shall have occurred and be continuing;

(G)      other payments and distributions, combined with payments and distributions under Section 6.06(j), may be made in an aggregate amount not to exceed the greater of $415,000,000 and 0.15 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the date of such payments and distributions; provided, that no Event of Default shall have occurred and be continuing; and

(H)      other payments and distributions so long as, immediately after giving effect to such payment or distribution on a Pro Forma Basis, the Net Total Leverage Ratio is not greater than 2.90 to 1.00; provided, that no Event of Default shall have occurred and be continuing; or

(ii)      Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing that constitutes Material Indebtedness, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders when taken as a whole (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions thereof (if any) in

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a manner adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c)      Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)      restrictions imposed by applicable law;

(B)      contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, the First Lien Credit Agreement Loan Documents, the Second Priority Senior Secured Notes Documents, the Existing ADT Roll-Over Notes, the 2024 First Lien Notes, the 2026 First Lien Notes, the 2027 First Lien Notes, the 2029 First Lien Notes, any Refinancing Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower);

(C)      any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D)      customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E)      any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)      any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by the Borrower);

(G)      customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(H)      customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I)      customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J)      customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K)      customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to

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the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L)      customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M)      any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N)      restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(O)      customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P)      restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q)      restrictions contained in any Permitted Securitization Document with respect to any Special Purpose Securitization Subsidiary; and

(R)      any encumbrances or restrictions of the type referred to in Section 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.10      Fiscal Year. In the case of the Borrower, permit any change to its fiscal year without prior notice to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.11      Financial Covenant. Permit the Net First Lien Leverage Ratio as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter after the Closing Date) to exceed 4.25 to 1.00.

ARTICLE VIA

Holdings Negative Covenants

Holdings (prior to a Qualified IPO) hereby covenants and agrees with each Lender that, from and after the Closing Date and until the Termination Date, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien other than (i) Liens created under the Loan Documents and (ii) Liens not prohibited by Section 6.02 on any of the Equity Interests issued by the Borrower held by Holdings and (b) Holdings shall do or cause to be done all things

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necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default has occurred and is continuing or would result therefrom, Holdings may merge with any other person (and if it is not the survivor of such merger, the survivor shall assume Holdings’ obligations, as applicable, under the Loan Documents).

Article VII

Events of Default

Section 7.01      Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)      any representation or warranty made or deemed made by the Borrower or any Subsidiary Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and such false or misleading representation or warranty (if curable) shall remain false or misleading for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(b)      default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)      default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)      default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in, Section 5.01(a), 5.05(a) or 5.08 or in Article VI;;

(e)      default shall be made in the due observance or performance by Holdings (prior to a Qualified IPO) of Article VIA or by the Borrower or any of the Subsidiary Loan Parties of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from the failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f)      (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)      there shall have occurred a Change in Control;

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(h)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Material Subsidiaries or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)      the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)      the failure by the Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $84,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment;

(k)      (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, or (iv) the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l)      (i) any Loan Document shall for any reason be asserted in writing by Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests of Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements

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or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (iii) a material portion of the Guarantees pursuant to the Security Documents by Holdings (prior to a Qualified IPO of the Borrower) or the Subsidiary Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings (prior to a Qualified IPO of the Borrower) or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

For purposes of clauses (h) and (i) of this Section 7.01, “Material Subsidiary” shall mean any Subsidiary that would not be an Immaterial Subsidiary under clause (a) of the definition thereof.

Section 7.02      Treatment of Certain Payments. Subject to the terms of any applicable Intercreditor Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 7.01(h) or (i), in each case that is continuing, shall be applied: (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Borrower, (ii) second, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of other Obligations then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties and (iv) last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law.

Section 7.03      Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of the Financial Covenant, from the last day of the applicable fiscal quarter until the expiration of the 10th Business Day subsequent to the date the certificate calculating such Financial Covenant is required to be delivered pursuant to Section 5.04(c), Holdings, the Borrower and any Parent Entity shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions

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to the capital of such entities, and in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise of the Cure Right, the Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than five times during the term of the Facilities, (iii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of Unrestricted Cash) (other than, for future periods, with respect to any portion of such Cure Amount that is used to repay Term Loans). If, after giving effect to the adjustments in this Section 7.03, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

Article VIII

The Agents

Section 8.01      Appointment. (a) Each Lender and, to the extent a Lender is unable to act on behalf of its Affiliates, each other Secured Party (for all purposes of this Article VIII and Article IX, by virtue of its acceptance of the benefits of the Loan Documents) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)      In furtherance of the foregoing, each Lender and, to the extent a Lender is unable to act on behalf of its Affiliates, each other Secured Party hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation,

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Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

Section 8.02      Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact) and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

Section 8.03      Exculpatory Provisions. None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or

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genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04      Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to such Borrowing. Each Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05      Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06      Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into

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this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.07      Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), in the amount of its pro rata share (based on outstanding Term Loans and unused Commitments hereunder) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08      Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09      Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent and Collateral Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents, then the Required Lenders shall have the right, subject to the reasonable consent of the Borrower, not to be unreasonably withheld or delayed (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and Collateral Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor

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agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.10      Arrangers and Co-Managers. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Lead Arranger or Co-Manager is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.11      Security Documents and Collateral Agent . The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify the First Lien/First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement, any other Permitted Junior Intercreditor Agreement, any other Permitted Pari Passu Intercreditor Agreement or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited (including with respect to priority) under this Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are not prohibited and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c)(i), (i), (j) and (aa) of Section 6.02 or Section 6.02(a) (if the Liens thereunder are of a type that is contemplated by any of the foregoing clauses) in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower; provided, that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this

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sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09(c).

Section 8.12      Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party (other than the Agent) hereby agree that (a) no Secured Party (other than the Agent) shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Section 8.13      Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax

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or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.

Section 8.14      Certain ERISA Matters. (a)Each Lender (x) represents and warrants, as of the date such person becomes a Lender party hereto, to, and (y) covenants, from the date such person becomes a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers, each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)      such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)      the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)      (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)      such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)      In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person becomes a Lender party hereto, and (y) covenants, from the date such person becomes a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers, each other Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers, each other Lead Arranger or any of their respective

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Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 8.15      Erroneous Payments. (a)Each Lender (and each Participant of any of the foregoing, by its acceptance of a Participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Recipient (whether or not known to such Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Recipient under this Section 8.15 shall be conclusive, absent manifest error.

(b)      Without limitation of clause (a) above, each Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)      Any Payment required to be returned by a Recipient under this Section 8.15 shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d)      The Borrower, each Co-Borrower and each other Loan Party hereby agree that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, any Co-Borrower or any other Loan Party except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower, any Co-Borrower or any other Loan Party.

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(e)      Each party’s obligations, agreements and waivers under this Section 8.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article IX

Miscellaneous

Section 9.01      Notices; Communications. (a) Except as provided in Section 9.01(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows:

(i)      if to any Loan Party or the Administrative Agent, to the address, telecopier number, or electronic mail address on Schedule 9.01; and

(ii)      if to any Lender, to the address, telecopier number or electronic mail address specified in its Administrative Questionnaire.

(b)      Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c)      Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d)      Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e)      Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic

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mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02      Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17 and 9.05) shall survive the Termination Date.

Section 9.03      Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the applicable Co-Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the applicable Co-Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04      Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as permitted by Section 6.05, neither the Borrower nor any Co-Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or any Co-Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (d) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)      (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)      the Borrower, which consent will be deemed to have been given if the Borrower has not responded within 10 Business Days after the delivery of any request for such consent; provided, that no consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person; and

(B)      the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund, the Borrower or an Affiliate of the Borrower made in accordance with Section 9.04(i) or Section 9.21.

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(ii)      Assignments shall be subject to the following additional conditions:

(A)      except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Term Loans, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)      the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the reasonable discretion of the Administrative Agent);

(C)      the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D)      the Assignee shall not be the Borrower or any of the Borrower’s Affiliates or Subsidiaries except in accordance with Section 9.04(i) or Section 9.21.

For the purposes of this Section 9.04, “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution, (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any assignment made to an Ineligible Institution. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing.

(iii)      Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those

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Sections)); provided, that an Assignee shall not be entitled to receive any greater payment pursuant to Section 2.17 than the applicable Assignor would have been entitled to receive had no such assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 9.04 (except to the extent such participation is not permitted by such clause (d) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv)      The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)      Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section, if applicable, and any written consent to such assignment required by clause (b) of this Section and any applicable tax forms, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c)      [Reserved].

(d)      (i) Any Lender may, without the consent of or notice to any other party hereto (including the Borrower or the Administrative Agent), sell participations in Loans and Commitments to one or more banks or other entities other than (I) any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to all Lenders; provided, that regardless of whether the list of Ineligible Institutions has been made available to all Lenders, no Lender may sell participations in Loans or Commitments to an Ineligible Institution without the consent of or notice to the Borrower if the list of Ineligible Institutions has been made available to such Lender) or (II) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (II) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to clauses (i),

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(ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (d)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Participant or potential Participant is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any participation made to an Ineligible Institution.

(ii)      Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of Section 9.04(d), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form for U.S. federal income tax purposes or is otherwise required by applicable law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)      A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(d)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.

(e)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f)      The Borrower and each Co-Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (e) above.

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(g)      Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h)      If the Borrower or any Co-Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower and the Co-Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i)      Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (i) or (j) of this Section 9.04), any of Holdings or its Subsidiaries, including the Borrower, may purchase by way of assignment and become an Assignee with respect to Term Loans at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof (each, a “Permitted Loan Purchase”); provided, that, in respect of any Permitted Loan Purchase, (A) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(j), (B) in connection with any such Permitted Loan Purchase, any of Holdings or its Subsidiaries, including the Borrower and such Lender that is the assignor (an “Assignor”) shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Acceptance and (y) shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B)) and shall otherwise comply with the conditions to assignments under this Section 9.04 and (C) no Default or Event of Default would exist immediately after giving effect on a Pro Forma Basis to such Permitted Loan Purchase.

(j)      Each Permitted Loan Purchase shall, for purposes of this Agreement be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and

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the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

(k)      In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05      Expenses; Indemnity. (a) The Borrower and each Co-Borrower jointly and severally agrees to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent, the Collateral Agent, the Arrangers and the Co-Managers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents or any Lender in connection with the enforcement of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another firm of such for such affected person).

(b)      The Borrower and each Co-Borrower jointly and severally agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Co-Managers, each Lender, each of their respective Affiliates, successors and assignors, and each of their respective directors, officers, employees, agents, trustees, advisors and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the

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consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans, (iii) any violation of or liability under Environmental Laws by the Borrower or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Borrower or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Arranger or Co-Manager in its capacity as such). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)      Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.

(d)      To the fullest extent permitted by applicable law, Holdings, the Borrower and the Co-Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)      The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06      Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent

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permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of Holdings (prior to a Qualified IPO), the Borrower or any Subsidiary against any of and all the obligations of Holdings (prior to a Qualified IPO) or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07      Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 9.08      Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)      Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.14 or Section 2.21, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings (prior to a Qualified IPO), the Borrower and the Required Lenders and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)      decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

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(ii)      increase or extend the Commitment of any Lender, or decrease any Fees or prepayment premium of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii),

(iii)      extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv)      amend the provisions of Section 7.02 in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(v)      amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi)      (x) release all or substantially all of the Collateral or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Subsidiary Guarantee Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement or (y) subordinate the Liens on all or substantially all of the Collateral or the Secured Obligations, unless such Liens are subordinated pursuant to a transaction permitted by this Agreement, without the prior written consent of each Lender other than a Defaulting Lender;

(vii)      effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

(viii)      amend or modify the definition of the term “Co-Borrower” (other than to add additional Co-Borrowers in accordance with the definition thereof) without the prior written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver,

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amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)      Without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d)      Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings (prior to a Qualified IPO) and the Borrower (a) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees and other obligations in respect thereof and (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders.

(e)      Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Incremental Term Loan Commitments in a manner consistent with Section 2.21, including, with respect to Other Term Loans, as may be necessary to establish such Incremental Term Loan Commitments as a separate Class or tranche from the existing Incremental Term Loan Commitments and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately, (B) to integrate any Other First Lien Debt, (C) to cure any ambiguity, omission, defect or inconsistency or (D) to effect an alternate interest rate in a manner consistent with Section 2.14.

(f)      Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such

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assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

(g)      With respect to the incurrence of any secured or unsecured Indebtedness (including any Intercreditor Agreement relating thereto), the Borrower may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree in its reasonable discretion), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Borrower’s election, (x) state that the Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Sections 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (y) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Borrower a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.

Section 9.09      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10      Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT

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SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12      Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 9.14      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15      Jurisdiction; Consent to Service of Process(a). (a) The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)      Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)      Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law

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Section 9.16      Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, any Parent Entity, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, any Parent Entity, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, any Parent Entity, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisors) under Hedging Agreements or other agreements, instruments or documents in respect of any other transaction under which payments are to be made by reference to the Borrower, Holdings or any of their respective Subsidiaries and their respective obligations under the Loan Documents (in each case, so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16) and (G) to credit and political risk insurers and brokers (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16).

Section 9.17      Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (or, if Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Holdings was a public reporting company) with respect to Holdings, the Borrower or its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Co-Managers and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower

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Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 9.18      Release of Liens and Guarantees.

(a)      The Lenders and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry); provided that, for the avoidance of doubt, with respect to any Disposition constituting an operating lease or license, the underlying property retained by such Loan Party will not be so released, (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Holdings Guarantee and Pledge Agreement, the Subsidiary Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b)      In addition, (i) the Lenders and the other Secured Parties hereby irrevocably agree that the Guarantors shall be automatically released from the Guarantees (and if such Guarantor is also a Co-Borrower, from its obligations as a Co-Borrower hereunder) upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary Loan Party or otherwise becoming an Excluded Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), and (ii) immediately prior to the consummation of a Qualified IPO of the Borrower, the Guarantee incurred by Holdings of the Obligations shall automatically terminate and Holdings shall be released from its obligations under the Loan Documents, shall cease to be a Loan Party and any Liens created by any Loan Documents on any assets or Equity Interests owned by Holdings shall automatically be released (unless, in each case, the Borrower shall elect in its sole discretion that such release of Holdings shall not be effected).

(c)      The Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or any other Secured Party. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In

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connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request.

(d)      Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

Section 9.19      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower and the Co-Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower or such Co-Borrower in the Agreement Currency, the Borrower and the Co-Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower and the Co-Borrower (or to any other person who may be entitled thereto under applicable law).

Section 9.20      USA PATRIOT Act Notice, Etc.. Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record

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information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.21      Affiliate Lenders.

(a)      Each Lender who is an Affiliate of the Borrower, excluding (x) Holdings, the Borrower and their respective Subsidiaries and (y) any Debt Fund Affiliate Lender (each, an “Affiliate Lender”; it being understood that (x) neither Holdings, the Borrower, nor any of their Subsidiaries may be Affiliate Lenders and (y) Debt Fund Affiliate Lenders and Affiliate Lenders may be Lenders hereunder in accordance with Section 9.04, subject in the case of Affiliate Lenders, to this Section 9.21), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action (1) described in clauses (i), (ii), (iii) or (iv) of the first proviso of Section 9.08(b) or (2) that adversely affects such Affiliate Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b)      Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (1) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (2) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, (3) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents or (4) purchase any Term Loan if, immediately after giving effect to such purchase, Affiliate Lenders in the aggregate would own Term Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Term Loans then outstanding. It shall be a condition precedent to each assignment to an Affiliate Lender that such Affiliate Lender shall have (x) represented to the assigning Lender in the applicable Assignment and Acceptance, and notified the Administrative Agent, that it is (or will be, following the consummation of such assignment) an Affiliate Lender and that the aggregate amount of Term Loans held by it giving effect to such assignments shall not exceed the amount permitted by clause (d) of the preceding sentence and (y) represented in the applicable Assignment and Acceptance that it is not in possession of material non-public information (within the meaning of United States federal and state securities laws) with respect to Holdings, the Borrower, its Subsidiaries or their respective securities (or, if Holdings is not at the time a public reporting company, material information of a type that would not be reasonably expected to be publicly available if Holdings were a public reporting company) that (A) has not been disclosed to the assigning Lender or the Lenders generally

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(other than because any such Lender does not wish to receive material non-public information with respect to Holdings, the Borrower or its Subsidiaries) and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, the assigning Lender’s decision make such assignment.

Section 9.22      Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 9.23      [Reserved].

Section 9.24      Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)      the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)      the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.25      Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)      In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such

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Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)      As used in this Section 9.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

i.      a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

ii.     a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

iii.      a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

PRIME SECURITY SERVICES HOLDINGS, LLC

By:
Name:
Title:

PRIME SECURITY SERVICES BORROWER, LLC

By:
Name:
Title:

THE ADT SECURITY CORPORATION

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent and as Collateral Agent

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

BNP PARIBAS, as a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

MUFG BANK, LTD., as a Lender

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

CITIBANK, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

ING CAPITAL LLC, as a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

EXHIBIT B

$600 million Senior Secured First Lien Term A Loan Facility

Closing Notice

Barclays Bank PLC 745 Seventh Avenue New York, New York 10019

[______], [____]

Ladies and Gentlemen:

Reference is made to that certain Commitment Letter, dated as of September 15, 2022 (the “Commitment Letter”), among Prime Security Services Borrower, LLC, a Delaware limited liability company (the “Borrower”), The ADT Security Corporation, a Delaware corporation and a wholly-owned subsidiary of the Borrower (“ADTSC”, and in its capacity as a co-borrower with respect to the Term A Loan Facility, the “Co-Borrower”, and together with the Borrower, the “Borrowers” or “you”), Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY”), BNP Paribas (“BNP”), Mizuho Bank, Ltd. (“Mizuho”), MUFG Bank, Ltd. (“MUFG”), Citizens Bank, N.A. (“Citizens”), Citi (as defined in the Commitment Letter), Morgan Stanley Senior Funding, Inc. (“MSSF”), Royal Bank of Canada (“RBC”), Barclays Bank PLC (“Barclays”), ING Capital LLC (“ING”) and Credit Suisse AG, New York Branch (“CS” and, together with DBSI, DBNY, BNP, Mizuho, MUFG, Citizens, Citi, MSSF, RBC, Barclays and ING, the “Banks”). Capitalized terms used herein without definition shall have the meanings provided therefor in the Commitment Letter.

This letter constitutes the Closing Notice required pursuant to Section 6 of the Commitment Letter. The Borrowers hereby request that the Banks (i) execute the Credit Agreement and deliver a signed counterpart thereof to the Administrative Agent and (ii) make Term A Loans to the Borrowers thereunder, in each case, on [__] (the “Closing Date”).1

Very truly yours,

1	NTD: Closing Date to be no earlier than the date that is three Business Days after the delivery of this Closing Notice (or such shorter period that the Banks may agree in their reasonable discretion)).

Exhibit B-1

PRIME SECURITY SERVICES BORROWER, LLC

By:
Name:
Title:

THE ADT SECURITY CORPORATION

By:
Name:
Title:

Exhibit B-2